ASSET PURCHASE AGREEMENT

by and among

Energetic Systems Inc., LLC,

UTeC Corporation, LLC

SEC Investment Corp. LLC

DetaCorp Inc., LLC

Energetic Properties, LLC

Slurry Explosive Corporation

Universal Tech Corporation

El Dorado Chemical Company

LSB Chemical Corp.

LSB Industries, Inc.

and

Slurry Explosive Manufacturing Corporation, LLC

December 6, 2002

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement ("Agreement") is dated December 6, 2002 by and among (a) Energetic Systems Inc., LLC, a Nevada limited liability company ("ESI"), UTeC Corporation, LLC, a Nevada limited liability company ("UTEC"), SEC Investment Corp. LLC, a Nevada limited liability company ("SIC"), DetaCorp Inc., LLC, a Nevada limited liability company ("DetaCorp"), Energetic Properties, LLC, a Nevada limited liability company ("EP," and collectively with DetaCorp, UTEC and SIC, "Buyers"), (b) Slurry Explosive Corporation, an Oklahoma corporation ("SEC"), Universal Tech Corporation, an Oklahoma corporation ("Universal," and collectively with SEC, "Sellers" and each individually, "Seller"), El Dorado Chemical Company, an Oklahoma corporation ("EDC"), LSB Chemical Corp., an Oklahoma corporation ("LSBCC," and together with EDC, the "Shareholders"), and LSB Industries, Inc., a Delaware corporation ("LSB"), and (c) Slurry Explosive Manufacturing Corporation, LLC, a Nevada limited liability company ("SEMC").

RECITALS

SEC is a wholly-owned subsidiary of EDC, Universal is a wholly-owned subsidiary of LSBCC, and EDC and LSBCC are wholly-owned subsidiaries of LSB.

UTeC, SIC, DetaCorp and EP are wholly-owned subsidiaries of ESI.

SEC and DetaCorp are the joint owners of SEMC.

Sellers desires to sell, and Buyers desires to purchase, the Assets of Sellers for the consideration and on the terms set forth in this Agreement and SEC and DetaCorp desire to jointly own SEMC.

AGREEMENT

For good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

        1. DEFINITIONS AND USAGE

        1.1 DEFINITIONS

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

        "Accounts Receivable" - (a) all trade accounts receivable and other rights to payment from customers of Sellers and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Sellers, and (b) any claim, remedy or other right related to any of the foregoing.

        "Accounts Receivable Adjustment Amount" - as defined in Section 2.9.

        "Active Employee" - as defined in Section 10.1(a).

        "AN Supply Agreement" - as defined in Section 7.7.

        "Appurtenances" - all privileges, rights, easements, hereditaments, and appurtenances belonging to or for the benefit of the Land and Improvements, including water and wastewater rights, development rights, mineral rights and royalty interests, and all easements, streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

        "Assets" - as defined in Section 2.1.

        "Assignment and Assumption Agreement" - as defined in Section 2.7(a)(ii).

        "Assignment and Assumption of Lease Agreement" - as defined in Section 7.7(b).

        "Assumed Liabilities" - as defined in Section 2.4(a).

        "ATF" - the U.S. Bureau of Alcohol, Tobacco and Firearms.

        "Balance Sheet" - as defined in Section 3.3.

        "Best Efforts" - the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions, or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

        "Bill of Sale" - as defined in Section 2.7(a)(i).

        "Breach" - any breach of, or any inaccuracy in, any representation or warranty or any material breach of, or material failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

        "Bulk Sales Laws" - as defined in Section 5.10.

        "Business Day" - any day other than (i) Saturday or Sunday or (ii) any other day on which banks in Oklahoma City, Oklahoma are permitted or required to be closed.

        "Buyers" - as defined in the first paragraph of this Agreement.

        "Buyer Indemnified Persons" - as defined in Section 11.2.

        "Closing" - as defined in Section 2.6.

        "Closing Date" - the date on which the Closing actually takes place.

        "Closing Financial Statements" - as defined in Section 3.3.

        "COBRA" - as defined in Section 3.15(d).

        "Code" - the Internal Revenue Code of 1986.

        "Consent" - any approval, consent, ratification, waiver, or other authorization.

        "Contemplated Transactions" - all of the transactions contemplated by this Agreement.

        "Contract" - any agreement, contract, Lease, consensual obligation, promise, or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

        "Copyrights" - as defined in Section 3.24(a)(iii).

        "Damages" - as defined in Section 11.2.

        "DetaCorp" - as defined in the first paragraph of this Agreement.

        "Disclosure Letter" - the disclosure letter delivered by Sellers to Buyers concurrently with the execution and delivery of this Agreement, as the same may be amended pursuant to Section 5.5 hereof.

        "EDC" - as defined in the first paragraph of this Agreement.

        "Effective Time" - 12:01 a.m. on December 1, 2002.

        "Employee Plans" - as defined in Section 3.15(a).

        "Encumbrance" - any lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, right of first option, right of first refusal or other similar restriction.

        "Environment" - soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

        "Environmental, Health and Safety Liabilities" - any cost, damages, expense, liability,

obligation, or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

        (a)     any environmental, health, or safety matter or condition (including on-site or off-site contamination, occupational safety and health, and regulation of any chemical substance or product);

        (b)     any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial, or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

        (c)     financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

        (d)     any other compliance, corrective, or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

        The terms "removal," "remedial," and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA).

        "Environmental Law" - any Legal Requirement that requires or relates to:

        (a)     advising appropriate authorities, employees, or the public of intended or actual Releases of pollutants or Hazardous Materials, violations of discharge limits, or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

         (b)     preventing or reducing to acceptable levels the Release of pollutants or Hazardous Materials into the Environment;

       (c)     reducing the quantities, preventing the Release, or minimizing the hazardous characteristics of wastes that are generated;

        (d)     assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

         (e)     protecting resources, species, or ecological amenities;

        (f)     the monitoring of emissions of Hazardous Materials into the environment;

        (g)     reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials, pollutants, oil, or other potentially harmful substances;

        (h)     characterizing and cleaning up pollutants that have been Released, preventing the Threat of Release, or paying the costs of such clean up or prevention; or

        (i)     making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

        "EP" - as defined in the first paragraph of this Agreement.

        "ERISA" - the Employee Retirement Income Security Act of 1974.

        "Escrow Agreement" - as defined in Section 2.7(a)(vii).

        "ESI" - as defined in the first paragraph of this Agreement.

        "Escrow Funds" - as defined in Section 2.3.

        "Exchange Act" - the Securities Exchange Act of 1934.

        "Excluded Assets" - as defined in Section 2.2.

        "Facilities" - any real property, leasehold or other interest in real property currently owned or operated by either of the Sellers, including the Tangible Personal Property being used or operated by either of the Sellers at the respective locations of the Real Property specified in Section 3.6. Notwithstanding the foregoing, for purposes of the definitions of "Hazardous Activity" and "Remedial Action" and Sections 3.21 and 11.3, "Facilities" means any real property, leasehold or other interest in real property currently or formerly owned or operated by either of the Sellers, including the Tangible Personal Property being used or operated by either of the Sellers at the respective locations of the Real Property specified in Section 3.6.

        "GAAP" - generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.3 were prepared.

        "Governing Documents" - with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; and (f) any amendment or supplement to any of the foregoing.

        "Governmental Authorization" - any Consent, license, registration or permit issued,

granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

        "Governmental Body" - any:

        (a)     nation, state, county, city, town, borough, village, district, or other jurisdiction;

        (b)     federal, state, local, municipal, foreign, or other government;

      (c)     governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

        (d)     multi-national organization or body;

      (e)     body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power; or

        (f)     official of any of the foregoing.

        "Ground Lease Property" - any land, improvements and appurtenances subject to a Real Property Lease in favor of either of the Sellers.

        "Hazardous Activity" - the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of Hazardous Material in, on, under, about, or from any of the Facilities or any part thereof into the Environment and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities.

        "Hazardous Material" - any substance, material or waste which is regulated by any Governmental Body, including any material, substance or waste for which the U.S. Environmental Protection Agency has published proposed rules as of the Effective Date establishing reference doses or drinking water standards or which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

        "Hired Active Employees" - as defined in Section 10.1(b).

        "Improvements" - all buildings, structures, fixtures and improvements located on the Land or included in the Assets, including those under construction.

        "Indemnified Person" - as defined in Section 11.6.

        "Indemnifying Person" - as defined in Section 11.6.

        "Intellectual Property Assets" - as defined in Section 3.24(a).

        "Interim Balance Sheet" - as defined in Section 3.3.

        "Inventories" - all inventories of each Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by each Seller in the production of finished goods.

        "Inventory Adjustment Amount" - as defined in Section 2.8.

        "IRS" - the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

        "Knowledge" - an individual will be deemed to have "Knowledge" of a particular fact or other matter if that individual is actually aware of that fact or matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director or officer of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter.

        "Land" - all parcels and tracts of land in which each Seller has an ownership or leasehold interest, as more particularly described on Part 3.6.

        "Lease" - any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which either Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

        "Lease Adjustment Amount" - as defined in Section 2.3.

        "Legal Requirement" - any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principle of common law, code, regulation, statute, or treaty.

        "Liability" - with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

        "LSB" - as defined in the first paragraph of this Agreement.

        "LSBCC" - as defined in the first paragraph of this Agreement.

        "Marks" - as defined in Section 3.24(a)(i).

        "Material Consents" - as defined in Section 7.3.

        "Nitric Acid Supply Agreement" - as defined in Section 7.7.

        "Noncompetition Agreement" - as defined in Section 2.7(a)(vi).

        "Occupational Safety and Health Law" - any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

        "Order" - any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

        "Ordinary Course of Business" - an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

        (a)     is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person; and

        (b)     is similar in nature, scope and magnitude to actions customarily taken in the ordinary course of the normal operations of other Persons that are in the same line of business as such Person.

        "Orica Noncompetition Letter Agreement" - as defined in Section 7.8.

        "Part" - a part or section of the Disclosure Letter.

        "Patents" - as defined in Section 3.24(a)(ii).

        "Permitted Encumbrances" - as defined in Section 3.8.

        "Person" - an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Body.

        "Proceeding" - any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

        "Purchase Price" - as defined in Section 2.3.

        "Real Property" - the Land and Improvements and all Appurtenances thereto and any Ground Lease Property.

        "Real Property Lease" - any lease of land in which most of the rights and benefits comprising ownership of the land and the improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof.

        "Record" - information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

        "Related Person" - with respect to a specified Person other than an individual:

            (a)     any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with, such specified Person;

            (b)     any Person that holds a Material Interest in such specified Person;

            (c)     each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

            (d)     any Person in which such specified Person holds a Material Interest; and

            (e)     any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) "control" (including "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act of 1933; and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

        "Release" - any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the Environment or into or out of any property.

        "Remedial Action" - all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat, or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release, or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations applicable to Sellers.

        "Representative" - with respect to a particular Person, any director, officer, manager,

employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

        "Retained Liabilities" - as defined in Section 2.4(b).

        "SEC" - as defined in the first paragraph of this Agreement.

        "Seller Contract" - any Contract (a) under which either Seller has or may acquire any rights or benefits, (b) under which either Seller has or may become subject to any obligation or liability, or (c) by which either Seller or any of the assets owned or used by either such Seller is or may become bound.

        "Seller Indemnified Parties" - as defined in Section 11.4.

        "Sellers" - as defined in the first paragraph of this Agreement.

        "Sellers' Knowledge" - the Knowledge of David Shear, Tony Shelby, Bill Manion, Jack Golsen, Clive Whiteside, Oldrich Machacek, John Carver, Paul Keeling, Bob LeBlanc and Jim Wewers.

        "SEMC" - as defined in the first paragraph of this Agreement.

        "Senior Lenders" - as defined in Section 2.3.

        "Shareholders" - as defined in the first paragraph of this Agreement.

        "SIC" - as defined in the first paragraph of this Agreement.

        "Software" - all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons, and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

        "Subsidiary" - with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

        "Tangible Personal Property" - all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by either of the Sellers (wherever located and whether or not carried on either Sellers' books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof (to the extent transferable to Buyers), and all maintenance records and other documents relating thereto.

        "Tax" - any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, vehicle, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum, and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever, and any interest, penalty, addition or additional amount thereon, imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

        "Tax Return" - any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

        "Third Party" - a Person that is not a party to this Agreement.

        "Third-Party Claim" - any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

        "Threat of Release" - a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

        "Transitional Services Agreement" - as defined in Section 2.7(a)(xi).

        "Universal" - as defined in the first paragraph of this Agreement.

        "Unusable Inventory" - as defined in Section 2.8.

        "Update" - as defined in Section 5.5.

        "US Bancorp Lease" - that certain master lease agreement entered into by and between SEC and U.S. Bancorp Leasing and Financial as of April 11, 2001.

        "Use and License Agreement" - as defined in Section 2.7(a)(xii).

        "UTEC" - as defined in the first paragraph of this Agreement.

        "WARN Act" - as defined in subsection 3.22(d).

        1.2 USAGE

        (a)     Interpretation.  In this Agreement, unless a clear contrary intention appears:

                (i)     the singular number includes the plural number and vice versa;

                (ii)     reference to any gender includes each other gender;

                (iii)     reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

                (iv)     reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

                (v)     "hereunder," "hereof," "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision thereof;

                (vi)     "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

                (vii)     "or" is used in the inclusive sense of "and/or";

                (viii)     with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and

                (ix)     references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

         (b)     Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used therein shall be interpreted and all accounting determinations thereunder shall be made in accordance with GAAP in effect as of the applicable date.

        (c)     Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

            2. SALE AND TRANSFER OF ASSETS; CLOSING

            2.1 ASSETS TO BE SOLD

            Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Sellers shall sell, convey, assign, transfer and deliver to Buyers, and Buyers shall purchase and acquire from Sellers, free and clear of any Encumbrances other than

 Permitted Encumbrances, all of Sellers' right, title and interest in and to all of Sellers' property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including the following (but excluding the Excluded Assets):

            (a)     all Real Property, including the Real Property described in Parts 3.6 and 3.7;

            (b)     all Tangible Personal Property, including those items described in Part 2.1(b) (provided, that the parties acknowledge that the Part 2.1(b) may not be entirely accurate or complete);

            (c)     all Inventories;

            (d)     all Accounts Receivable;

            (e)     all Seller Contracts listed in Part 3.19(a), and all outstanding offers or solicitations made by or to Seller to enter into any Contract;

            (f)     all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyers, including those listed in Part 3.16(b);

            (g)     all data and Records related to the operations of Sellers, other than data and records relating to Excluded Assets, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records for Hired Active Employees and other Records described in Section 2.2(d);

            (h)     all of the intangible rights and property of Sellers, including Intellectual Property Assets, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings and those items listed in Parts 3.24(d), (e) and (h);

            (i)     all insurance benefits, including rights and proceeds, arising from or relating to claims arising from events occurring after the Effective Time relating to the Assets or the Assumed Liabilities;

            (j)     all claims of Sellers against third parties relating to the Assets other than those claims constituting Excluded Assets, whether choate or inchoate, known or unknown, contingent or non-contingent;

            (k)     all indemnification rights and benefits relating to claims arising from events occurring or actions taken (or not taken) by any Person prior to the Effective Time that are made after the Effective Time relating to the Assets or the Assumed Liabilities, including all such rights and benefits with respect to environmental indemnifications from third parties

(including those listed on Part 2.1(k)); provided, that any such assignment does not limit the rights and benefits of Sellers for indemnification from any such third parties after the Effective Time for claims that otherwise could be made by Sellers for indemnification against such third parties; and

            (l)     all rights of Sellers relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof that do not relate to the Excluded Assets.

All of the property and assets to be transferred to Buyers hereunder are herein referred to collectively as the "Assets".

Exhibit 2.1 describes which Assets are being purchased by UTEC, SIC, DetaCorp and ESI, respectively.

            2.2 EXCLUDED ASSETS
Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Sellers (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets, and shall remain the property of Sellers after the Closing:

            (a)     all cash, cash equivalents and short term investments;

            (b)     all minute books, stock Records and corporate seals;

            (c)     the shares of capital stock of Sellers held in treasury;

            (d)     all personnel Records and other Records that Sellers are required by law to retain in its possession;

           (e)     all rights of Sellers under this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Assignment and Assumption of Lease Agreement, the Escrow Agreement, the Orica Noncompetition Agreement, the Noncompetition Agreement, the Transitional Services Agreement and the Use and License Agreement;

            (f)     all insurance policies and rights and claims thereunder not otherwise being transferred pursuant to Section 2.1(i)

            (g)     all rights and claims against third parties relating to the Assets for damages or losses incurred or arising on or prior to the Effective Time;

            (h)     data and records which constitute or contain information that is legally privileged or relate to any legal action, pending, threatened or ongoing; provided, that, Buyers shall be provided access to such data and records for all reasonable business purposes;

            (i)     all claims, rights and interests in any refunds or credits for taxes or fees for periods on or prior to the Effective Time or that relate to the Liabilities of Sellers, amounts recoverable under lawsuits and rights and actions existing or relating to periods on or before the Effective Time;

            (j)     employee benefit plans of any nature and their assets;

            (k)     bonds, letters of credit, surety instruments and similar items;

            (l)     all deposits and other security provided by Sellers to any supplier or utility or other prepaid expense;

            (m)     any net operating losses arising prior to the Effective Time;

            (n)     the Seller Contracts listed in Exhibit 2.2(n); and

            (o)     the property and assets expressly designated in Exhibit 2.2(o).

            2.3 CONSIDERATION

The consideration for the Assets (the "Purchase Price") will be: (a) $10,625,000.00 minus (i) the Accounts Receivable Adjustment Amount of $221,113 and (ii) the Inventory Adjustment Amount of $290,481, plus (b) $51,988.28 in respect of lease payments for post-Closing obligations that have been prepaid by Sellers on behalf of Buyers as reflected on Exhibit 2.3 (the "Lease Adjustment Amount"), and (c) the assumption of the Assumed Liabilities. In accordance with Section 2.7(b), at the Closing the Purchase Price shall be delivered by Buyers to Sellers as follows: (a) the assumption by SEMC of the actual amount of the unpaid balance of obligations under the US Bancorp Lease as of the Closing Date of $425,000, by the execution and delivery of the Assignment and Assumption of Lease Agreement; (b) a payment by wire transfer to the escrow agent pursuant to the Escrow Agreement equal to $250,722 (the "Escrow Funds"); (c) a payment by wire transfer to Foothill Capital Corporation and Guggenheim Investment Management LLC (collectively, the "Senior Lenders") with respect to the release of certain Encumbrances on the Assets of $2,798,194 and $3,459,804, respectively, (d) a payment by wire transfer of the amounts due to the Sellers in the amount of (x) $10,625,000.00 minus the Inventory Adjustment Amount and the Accounts Receivable Adjustment Amount and less the amounts paid pursuant to clauses (a), (b) and (c) of this sentence, plus (y) the Lease Adjustment Amount, for a total payment of $3,231,674; and (e) the balance of the Purchase Price by the execution and delivery of the Assignment and Assumption Agreement. The Purchase Price shall be further adjusted post-Closing in accordance with Section 2.9. Exhibit 2.1 describes the allocation of responsibility for payment of the Purchase Price as among the Buyers; provided, that if any of the Buyers fail for any reason to pay to the appropriate Seller their allocated portion of the Purchase Price, then ESI shall cause that amount to be paid to the appropriate Seller.

            2.4     LIABILITIES

            (a)     Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyers and SEMC shall assume and agree to discharge only the following Liabilities of Sellers (the "Assumed Liabilities"):

                    (i)     any Liability with respect to the US Bancorp Lease; and

                    (ii)     any Liability with respect to the leases listed on Part 3.7 and the Seller Contracts listed on Part 3.19(a).

        Exhibit 2.4(a) describes the allocation of responsibility of the Assumed Liabilities as among the Buyers and SEMC; provided, that ESI guaranties the Liability with respect to the US Bancorp Lease as well as all other Assumed Liabilities. In the event SEC and LSB are not released by U.S. Bancorp Leasing and Financial in connection with the assumption of the US Bancorp Lease by Buyers, then LSB will retain subrogation rights to the equipment that is the subject of the US Bancorp Lease, and Buyers and SEMC hereby assign to LSB such subrogation rights to be executable only in the event that LSB, SEC or any affiliate thereof is required to make any payments under the US Bancorp Lease after Closing for obligations that arise under the US Bancorp Lease after Closing.

            (b)     Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Sellers. "Retained Liabilities" shall mean every Liability of Sellers other than the Assumed Liabilities.

            2.5 ALLOCATION

        The Purchase Price shall be allocated in accordance with Exhibit 2.1. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Exhibit 2.1 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyers shall prepare and deliver IRS Form 8594 to Sellers within forty-five (45) days after the Closing Date to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyers nor Sellers, nor Shareholders nor LSB shall contend or represent that such allocation is not a correct allocation.

            2.6 CLOSING

        The purchase and sale provided for in this Agreement (the "Closing") will take place at the offices of Jackson Walker L.L.P., 2435 N. Central Expressway, Suite 600, Richardson, Texas, commencing at 10:00 a.m. (local time) on December 6, 2002, unless Buyers and Sellers otherwise agree. Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article 9. Notwithstanding anything contained herein to the contrary, this Agreement shall not become binding until all of the terms and conditions of this Agreement have been satisfied or waived, including receipt by Sellers of the consideration set forth in Section 2.3.

        2.7 CLOSING OBLIGATIONS

        In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

        (a)     Sellers shall deliver to Buyers:

                (i)     one or more bills of sale for all of the Assets that are Tangible Personal Property in the form of Exhibit 2.7(a)(i) (the "Bill of Sale") executed by the applicable Seller;

                (ii)     one or more assignments of all of the Assets that are intangible personal property in the form of Exhibit 2.7(a)(ii)(B), which assignment shall also contain the applicable Buyer's undertaking and assumption of the Assumed Liabilities (the "Assignment and Assumption Agreement") executed by the applicable Seller;

                (iii)     (A) a separate Lease Agreement, Memorandum of Lease and Lessor Estoppel and Agreement with respect to the real property leases for (1) the Production Facility located at Hallowell, Kansas, (2) the Underwater Lab and PRUF plant located at Hallowell, Kansas, (3) the R&D lab located at Jayhawk, Kansas, and (4) the Pryor, Oklahoma facility; (B) a separate Assignment and Assumption of Lease for the Farmer's Co-Op lease, the Industrial Track lease, the Oklahoma City office lease and the Dallas office lease; (C) a Lease Termination Agreement with respect to the Pryor, Oklahoma facility; and (D) such other appropriate document or instrument of transfer, as the case may require, each in form and substance satisfactory to Buyers and executed by the applicable Seller;

                (iv)     one or more assignments of all Intellectual Property Assets and separate assignments of all registered Patents and Marks, in the form of Exhibit 2.7(a)(iv)(A) and (B) executed by the applicable Seller;

                (v)     such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyers, each in form and substance satisfactory to Buyers and executed by the applicable Seller;

                (vi)     noncompetition agreements in the form of Exhibit 2.7(a)(vi), executed by each Seller, each Shareholder and LSB (the "Noncompetition Agreements");

                (vii)     an escrow agreement in the form of Exhibit 2.7(a)(vii), executed by Sellers and the escrow agent (the "Escrow Agreement");

                (viii)     a certificate executed (x) by each Seller and EDC as to the accuracy of their respective representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1, and (y) by each Seller, each Shareholder and LSB as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2;

                (ix)     a certificate of the Secretary of each Seller certifying and attaching all requisite resolutions or actions of each Seller's board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the change of name contemplated by Section 5.9 and certifying to the incumbency and signatures of the officers of each Seller executing this Agreement and any other document relating to the Contemplated Transactions and accompanied by the requisite documents for amending the relevant Governing Documents of each Seller required to effect such change of name in form sufficient for filing with the appropriate Governmental Body;

                (x)     a jointly-executed instruction as to how the cash payments of the Purchase Price are to be divided between the Sellers, delivered at least three Business Days prior to the Closing Date;

                (xi)     a transitional services agreement in the form attached as Exhibit 2.7(a)(xi), executed by Sellers (the "Transitional Services Agreement"); and

                (xii)     the Use and License Agreement in the form attached as Exhibit 2.7(a)(xii), executed by Sellers (the "Use and License Agreement").

        (b)     Buyers shall deliver to Sellers:

                (i)     (x) $10,625,000.00 plus or minus the Inventory Adjustment Amount and the Accounts Receivable Adjustment Amount less the amounts paid pursuant to clause (a), (b) and (c) of the second sentence of Section 2.3, plus (y) the Lease Adjustment Amount, for a total payment of $3,231,674 by wire transfer to an account specified by Sellers in a writing delivered to Buyers prior to the Closing;

                (ii)     the Escrow Agreement, executed by Buyers and the escrow agent, together with the delivery of the Escrow Funds, to the escrow agent thereunder, by wire transfer to an account specified by the escrow agent prior to the Closing;

                (iii)     the Assignment and Assumption Agreement executed by the applicable Buyer;

                (iv)     the Noncompetition Agreement executed by Buyers;

                (v)     a certificate executed by each Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2;

                (vi)     a certificate of the Secretary of each Buyer certifying and attaching all requisite resolutions or actions of each Buyer's board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of each Buyer executing this Agreement and any other document relating to the Contemplated Transactions; and

                (vii)     the Transitional Services Agreement executed by Buyers.

        2.8 INVENTORY ADJUSTMENT AMOUNT AND PROCEDURE

        Sellers and Buyers have, on or before the Closing Date, examined all of the Inventories of Sellers and have agreed, as of the Effective Time, that the physical inventory count is $1,409,519 after eliminating any and all Inventory which is obsolete, beyond its recommended "shelf" life, or could not reasonably be used by Buyers in the manufacture of explosive products or sold by Buyers within a reasonable period of time following Closing (the "Unusable Inventory"). The Purchase Price shall be reduced to reflect the difference between $1,700,000.00 and $1,409,519, or $290,481 (the "Inventory Adjustment Amount"). Buyers will cooperate with Sellers to arrange for the storage and disposal of any Unusable Inventory as provided in Section 10.5. Exhibit 2.8 contains the actual calculation of the Inventory Adjustment Amount and any agreements related to the Inventory.

        2.9 ACCOUNTS RECEIVABLE ADJUSTMENT AMOUNT, PROCEDURE AND PAYMENT

        The Purchase Price shall be reduced to reflect the difference between $1,500,000.00 and the recorded cost of all Accounts Receivable acquired by Buyers at the Closing of $1,278,887, or $221,113 (the "Account Receivable Adjustment Amount"). After Closing, Buyers shall use Best Efforts and prudent business practices to collect all of the Accounts Receivable; provided, however, Buyers shall not be required to retain an attorney or collection agency, or to commence legal proceedings, as part of such efforts. In the event that any of the Accounts Receivable are not collected within ninety days from the Closing Date, then Buyers shall assign and transfer such Accounts Receivable to Sellers and the Purchase Price shall be reduced, dollar-for-dollar, by the amount of the Accounts Receivable so assigned and transferred by Buyers to Sellers (the "Post-Closing Accounts Receivable Adjustment Amount"). Any Post-Closing Accounts Receivable Adjustment Amount shall be paid first from the Escrow Funds and any remaining balance shall be paid by wire transfer by Sellers to an account specified by Buyers within three Business Days of such assignment and transfer. Exhibit 2.9 contains the actual calculation of the Accounts Receivable Adjustment Amount and any agreements related to the Accounts Receivable.

        2.10 CONSENTS

        (a)     If there are any Material Consents which have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Seller Contract as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the "Restricted Material Contracts"), Buyers may waive the closing conditions as to any such Material Consent, and either:

                (i)     elect to have Seller continue its efforts to obtain the Material Consents; or

                (ii)     elect to have Seller retain that Restricted Material Contract and all Liabilities arising therefrom or relating thereto.

If Buyers elect to have Sellers continue their efforts to obtain any Material Consents and the Closing occurs, notwithstanding Sections 2.1 and 2.4, neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery, of the Restricted Material Contracts, and following the Closing, the parties shall use Best Efforts, and cooperate with each other, to obtain the Material Consent relating to each Restricted Material Contract as quickly as practicable. Pending the obtaining of such Material Consents relating to any Restricted Material Contract, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyers the benefits of use of the Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyers of any and all rights of Seller against a third party thereunder). Once a Material Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Material Contract to Buyers, and Buyers shall assume the obligations under such Restricted Material Contract assigned to Buyers from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyers).

        (b)     If there are any Consents not listed on Exhibit 7.3 necessary for the assignment and transfer of any Seller Contracts to Buyers (the "Non Material Consents") which have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, Buyer shall elect at the Closing, in the case of each of the Seller Contracts as to which such Non-Material Consents were not obtained (or otherwise are not in full force and effect) (the "Restricted Non Material Contracts"), whether to:

                (i)     accept the assignment of such Restricted Non Material Contract, in which case, as between Buyers and Sellers, such Restricted Non Material Contract shall, to the maximum extent practicable and notwithstanding the failure to obtain the applicable Non Material Consent, be transferred at the Closing pursuant to the Assignment and Assumption Agreement as elsewhere provided under this Agreement; or

                (ii)     reject the assignment of such Restricted Non Material Contract, in which case, notwithstanding Sections 2.1 and 2.4, (A) neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, conveyance or delivery, or an attempted sale, assignment, assumption, transfer, conveyance or delivery, of such Restricted Non Material Contract, and (B) Sellers shall retain such Restricted Non Material Contract and all Liabilities arising therefrom or relating thereto.

        3. REPRESENTATIONS AND WARRANTIES OF SELLERS AND EDC

        Sellers, jointly and severally, represent and warrant to Buyers as follows:

        3.1 ORGANIZATION AND GOOD STANDING

        Part 3.1 contains a complete and accurate list of each Seller's jurisdiction of incorporation and any other jurisdictions in which they are qualified to do business as a foreign corporation. Sellers are each a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts. Sellers are duly qualified to do business as a foreign corporation and are in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification except those states where the failure to so qualify would not have a material adverse effect.

        3.2 ENFORCEABILITY; AUTHORITY; NO CONFLICT

        (a)     (i) This Agreement constitutes the legal, valid, and binding obligation of each Seller, enforceable against each of them in accordance with its terms. Upon the execution and delivery by Sellers of the Escrow Agreement, the Transitional Services Agreement and each other agreement to be executed or delivered by any or all of Sellers at the Closing (collectively, the "Sellers' Closing Documents"), each of Sellers' Closing Documents will constitute the legal, valid, and binding obligation of each of Sellers, enforceable against each of them in accordance with its terms. Sellers have the requisite corporate right, power and authority to execute and deliver this Agreement and the Sellers' Closing Documents to which it is a party and to perform its obligations under this Agreement and the Sellers' Closing Documents, and such action has been duly authorized by all necessary corporate action by Sellers' shareholders and boards of directors.

        (ii)     Upon execution and delivery of the AN Supply Agreement, the Nitric Acid Supply Agreement by EDC at the Closing (collectively, the "EDC Closing Documents"), each of the EDC Closing Documents will constitute the legal, valid, and binding obligation of EDC, enforceable against it in accordance with its terms. EDC has the requisite corporate right, power and authority to execute and deliver this Agreement and the EDC Closing Documents and to perform its obligations under this Agreement and the EDC Closing Documents, and such action has been duly authorized by all necessary corporate action by EDC's shareholders and board of directors.

        (b)     Except as set forth in Part 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                (i)     Breach (A) any provision of any of the Governing Documents of Sellers, or (B) any resolution adopted by the board of directors or the shareholders of Sellers;

                (ii)     Breach or give any Governmental Body or other Person reasonable grounds to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which, to Sellers' Knowledge, Sellers, or any of the Assets, may be subject;

                (iii)     except permits and licenses that can not be assigned by Sellers, contravene, conflict with, or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Sellers or that otherwise relates to the Assets or to the business of Sellers;

                (iv)     cause Buyers to become subject to, or to become liable for the payment of, any Tax owed by Sellers and accruing or arising prior to the Closing Date;

                (v)     Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify, any material Seller Contract;

                (vi)     result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets; or

                (vii)     result in any shareholder of the Sellers having reasonable grounds to exercise dissenters' appraisal rights.

        (c)     Except as set forth in Part 3.2(c), neither Seller is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

        3.3 FINANCIAL STATEMENTS

        Sellers have delivered to Buyers: (a) an unaudited balance sheet of each Seller as at December 31, 2001 (including the notes thereto, the "Balance Sheet"), and the related unaudited statements of income, changes in shareholders' equity and cash flows for the fiscal year then ended, including in each case the notes thereto, (b) unaudited balance sheets of each Seller as at December 31 in each of the fiscal years 1999 through 2000, and the related unaudited statements of income and changes in shareholders' equity for each of the fiscal years then ended, including in each case the notes thereto, (c) an unaudited balance sheet of each Seller as at September 30, 2002 (the "Interim Balance Sheet") and the related unaudited statements of income and changes in shareholders' equity for the 9 months then ended, including in each case the notes thereto certified by Seller's chief financial officer, and (d) unaudited financial statements ("Closing Financial Statements") of Seller as of the Effective Time and for the period from the date of Interim Balance Sheet through the Effective Time on the same basis and applying the same accounting principles, policies and practices that were used in preparing the Interim Balance Sheet. Such financial statements fairly present (and the financial statements delivered pursuant to Section 5.8 will fairly present) the financial condition and the results of operations, changes in shareholders' equity, and cash flows of each Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. The financial statements referred to in this Section 3.3 and delivered pursuant to Section 5.8 reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been and will be prepared from and are in accordance with the accounting Records of each Seller.

        3.4 BOOKS AND RECORDS

        The books of account and other financial Records of Sellers, all of which have been made available to Buyers, are complete and correct in all material respects and represent actual, bona fide transactions.

        3.5 SUFFICIENCY OF ASSETS

        The Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Sellers' business in the manner presently operated by each Seller and (b) include all of the operating assets of Sellers.

        3.6 DESCRIPTION OF OWNED REAL PROPERTY

        To Sellers' Knowledge, Part 3.6 contains a correct legal description and street address of the Land and designates as to each parcel each Seller's has an ownership interest therein.

        3.7 DESCRIPTION OF LEASED REAL PROPERTY

        To Sellers' Knowledge, Part 3.7 contains a correct legal description and/or street address of all Land in which each Seller has a leasehold interest and an accurate description (by location, name of lessor, date of Lease, and term expiry date) of all Real Property Leases.

        3.8 TITLE TO ASSETS; ENCUMBRANCES

        (a)     Sellers owns good, marketable and indefeasible title or, in the case of leased Assets, valid leasehold interests, to their respective estates in the Real Property, free and clear of any Encumbrances, other than those described in Part 3.8(a) ("Real Estate Encumbrances"). True and complete copies of all deeds, existing title insurance policies and surveys of or pertaining to the Real Property have been delivered to Buyers. Sellers warrant to Buyers that, at the time of Closing, the Real Property shall be free and clear of all Real Estate Encumbrances other than those identified on Part 3.8(a) which are hereby deemed acceptable to Buyers ("Permitted Real Estate Encumbrances").

        (b)     Sellers own good and transferable title to, or in the case of assets that are leased, valid leasehold interests in, all of the other Assets free and clear of any Encumbrances other than those described in Part 3.8(b) ("Non-Real Estate Encumbrances"). Sellers warrant to Buyers that at the time of Closing, all other Assets shall be free and clear of all Non-Real Estate Encumbrances other than those identified on Part 3.8(b) which are hereby deemed acceptable to Buyers ("Permitted Non-Real Estate Encumbrances" and, together with the Permitted Real Estate Encumbrances, "Permitted Encumbrances").

        3.9 CONDITION OF FACILITIES

        (a)     Use of the Real Property for the various purposes for which it is presently being used is permitted under all applicable Legal Requirements. To Sellers' Knowledge, all Improvements are in operable condition, ordinary wear and tear excepted. Except as described in Part 3.8(a) and 3.9(a), to Sellers' Knowledge, no part of any Improvement encroaches on any real property not included in the Real Property and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Land. To Sellers' Knowledge, there is no existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of the business of Sellers. To Sellers' Knowledge, the Facilities each have full access to and from a dedicated public roadway.

        (b)     Each material item of Tangible Personal Property is in operating condition, ordinary wear and tear excepted. No material item of Tangible Personal Property is, to Sellers' Knowledge, in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Part 3.9(b), all Tangible Personal Property used in Sellers' business are in the possession of Sellers. Except as provided herein, Sellers make no representations or warranties as to the Tangible Personal Property, and subject to any express representation or warranty made by any third-party that is being transferred in connection with the transactions contemplated by this Agreement, all of the Tangible Personal Property is being conveyed on an "as is - where is" basis.

        3.10 ACCOUNTS RECEIVABLE

        All Accounts Receivable that are reflected on the accounting Records of Sellers as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Sellers in the Ordinary Course of Business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Closing Financial Statement (which reserves are, to Sellers' Knowledge, adequate and calculated consistent with past practice). There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of Sellers, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Part 3.10 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of each such Account Receivable.

        3.11 INVENTORIES

        All items included in the Inventories (excluding the Unusable Inventory) consist of a quality usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Sellers. Sellers are not in possession of any inventory not owned by Sellers, including goods already sold.

        3.12 NO UNDISCLOSED LIABILITIES

        To Sellers' Knowledge, Sellers have no Liability except for Liabilities reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business of Sellers since the date of the Interim Balance Sheet.

        3.13 TAXES

        (a)    Tax Returns Filed and Taxes Paid. Sellers have filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by Sellers are true, correct and complete in all material respects. Sellers have paid, or made provision for the payment of, all Taxes that have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Sellers. Sellers currently are not the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by any Governmental Body since January 1, 2001, in a jurisdiction where Sellers do not file Tax Returns that it is subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and to Sellers, Knowledge there is no reasonable basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

        (b)     Specific Potential Tax Liabilities and Tax Situations.

                (i)     Withholding. All taxes that either Seller is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

                (ii)     Tax Sharing or Similar Agreements. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by either Seller that, if not paid by either Seller, would subject Buyers to any liability therefor or that would effect the Assets.

                (iii)     Consolidated Group. Sellers (A) are members of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law), but (B) neither Seller has any liability for Taxes of any person under Treas. Reg. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

        3.14 NO MATERIAL ADVERSE CHANGE

        Since September 3, 2002, there has not been any material adverse change in the business, operations assets or financial condition of either Seller, and, to Sellers' Knowledge, no event has occurred or circumstance exists that is likely to result in such a material adverse change.

        3.15 EMPLOYEE BENEFITS

        (a)     Set forth in Part 3.15(a) is a list, complete and correct in all material respects, of all of Seller's "employee benefit plans" as defined by Section 3(3) of ERISA, and all specified fringe benefit plans as defined in Section 6039D of the Code (collectively, "Employee Plans"). Neither Seller nor any corporations or trades or businesses controlled by controlling or under common control with either Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) ("ERISA Affiliates") sponsors or contributes to any plan subject to Title IV of ERISA. Also, set forth on Part 3.15(a) is a complete and correct list of all current ERISA Affiliates.

        (b)     Each Seller has made available to Buyers for review true, accurate and complete copies of (i) the documents comprising each Employee Plan; (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, or advisory opinions from the IRS or the U.S. Department of Labor that pertain to each Employee Plan and any open requests therefor; and (iv) all collective bargaining agreements pursuant to which contributions to any Employee Plans have been made or obligations incurred (including both pension and welfare benefits) by either Seller, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities.

        (c)     Full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date.

        (d)     Each Seller has at all times complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as "COBRA" and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

        (e)     Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so identified in Part 3.15(a) and has received a favorable determination letter from the IRS, and, to Sellers' Knowledge, there are no circumstances that will or could result in revocation of any such favorable determination letter.

        (f)     There is no material pending or threatened Proceeding relating to any Employee Plan, nor, to Sellers' Knowledge, is there any basis or facts or circumstances that with the passage of time could become a basis for any such Proceeding. To Sellers' Knowledge, neither Seller nor any fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Sellers or Buyers to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA. The Contemplated Transactions will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.

        (g)     Each Seller has maintained workers' compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise.

        (h)     Except as required by Legal Requirements, the consummation of the Contemplated Transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of either Seller. There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code.

        (i)     Except for the continuation coverage requirements of COBRA, neither Seller has any obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are employee welfare benefit plans as defined in Section 3(2) of ERISA.

        (j)     To Sellers' Knowledge, none of the Contemplated Transactions will result in an amendment, modification or termination of any of the Employee Plans. No written or oral representations have been made to any employee or former employee of either Seller promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made to any employee or former employee of either Seller concerning the employee benefits of Buyers.

        3.16 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

        (a)     Except as set forth in Part 3.16(a), 3.17(a) or 3.17(b), to Sellers' Knowledge:

                (i)     each Seller is, and at all times since January 1, 2001, has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                (ii)     no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) is likely to constitute or result in a violation by either Seller of, or a failure on the part of either Seller to materially comply with, any Legal Requirement, or (B) is likely to give rise to any obligation on the part of either Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                (iii)     neither Seller has received, at any time since January 1, 2001, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual or alleged violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged or potential obligation on the part of either Seller to undertake, or to bear all or any portion of the cost of any remedial action of any nature.

        (b)    Part 3.16(b) contains a complete and accurate list of each Governmental Authorization that is held by either Seller or that otherwise relates to either Seller's business or the Assets. To Sellers' Knowledge, each Governmental Authorization listed or required to be listed in Part 3.16(b) is valid and in full force and effect. Except as set forth in Part 3.16(a), 3.16(b), 3.17(a) or 3.17(b), to Sellers' Knowledge:

                (i)     Each Seller is, and at all times since January 1, 2001, has been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.16(b);

                (ii)     no event has occurred or circumstance exists that is likely to (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation of or a material failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.16(b), or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any material modification to, any Governmental Authorization listed or required to be listed in Part 3.16(b);

                (iii)     Neither Seller has received, at any time since January 1, 2001, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual or alleged violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of, or material modification to any Governmental Authorization; and

                (iv)     all applications required to have been filed for the renewal of the Governmental Authorizations listed in Part 3.16(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings material to the operations of the Assets required to have been made with respect to such

Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

    To Sellers' Knowledge, the Governmental Authorizations listed in Part 3.16(b) collectively constitute all of the Governmental Authorizations necessary to permit each Seller to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit each Seller to own and use its assets in the manner in which it currently owns and uses such assets.

        3.17 LEGAL PROCEEDINGS; ORDERS

        (a)     To Sellers' Knowledge, except as set forth in Part 3.17(a), there is no pending or threatened Proceeding:

                (i)     by or against either Seller or that otherwise relates to or may affect the Assets or the Assumed Liabilities; or

                (ii)     that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

        To Sellers' Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Each Seller has delivered to Buyer a summary of each Proceeding listed in Part 3.17(a).

        (b)     Except as set forth in Part 3.17(b), to Sellers' Knowledge:

                (i) there is no Order to which either Seller, its business or any of the Assets is subject; and

                (ii) no officer, director, agent or employee of either Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity, or practice relating to the business of either Seller.

                (c)     To Sellers' Knowledge:

                (i)     each Seller is, and at all times since January 1, 2001, has been, in material compliance with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject;

                (ii)     no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which either Seller or any of the Assets is subject; and

                (iii)     neither Seller has received, at any time since January 1, 2001, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged or possible violation of, or failure to comply with, any term or requirement of any Order to which either Seller or any of the Assets is or has been subject.

        3.18 ABSENCE OF CERTAIN CHANGES AND EVENTS

        Since the date of the Interim Balance Sheet, each Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

        (a)     payment (except in the Ordinary Course of Business) or increase by either Seller of any bonuses, salaries, or other compensation to any shareholder, director, officer or employee or entry into any employment, severance or similar Contract with any director, officer or employee;

        (b)     adoption of, amendment to, or increase in the payments to or benefits under, any Employee Plan;

        (c)     material damage to or destruction or loss of any Asset, whether or not covered by insurance;

        (d)     entry into, termination of or receipt of notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which either Seller is a party, or (ii) any Contract or transaction, other than in the ordinary course of business, involving a total remaining commitment by either Seller of at least $25,000;

        (e)     sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any material Asset or property of either Seller (including the Intellectual Property Assets) or the creation of any Encumbrance on any Asset other than a Permitted Encumbrance;

        (f)     to Sellers' Knowledge, cancellation or waiver of any claims or rights with a value to either Seller in excess of $25,000;

        (g)     to Sellers' Knowledge, indication by any material customer or supplier of an intention to discontinue or change the terms of its relationship with either Seller;

        (h)     material change in the accounting methods used by either Seller; or

        (i)     Contract by either Seller to do any of the foregoing, except in connection with the Contemplated Transactions.

        3.19 CONTRACTS; NO DEFAULTS

        (a)     Part 3.7 and 3.19(a) contains a materially accurate and complete list, and each Seller has delivered to Buyers copies (excluding any Seller Contract that is an Excluded Asset), of:

                (i)     each Seller Contract that involves performance of services or delivery of goods or materials by either Seller of an amount or value in excess of $50,000;

                (ii)     each Seller Contract that involves performance of services or delivery of goods or materials to either Seller of an amount or value in excess of $50,000;

                (iii)     each Seller Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by either Seller in excess of $5,000;

                (iv)     each Seller Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $5,000 and with a term of less than one year);

                (v)     each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours, and other conditions of employment;

                (vi)     each Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by either Seller with any other Person;

                (vii)     each Seller Contract containing covenants that in any way purport to restrict either Seller's business activity or limit the freedom of either Seller to engage in any line of business or to compete with any Person;

                (viii)     each Seller Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                 (ix)     each power of attorney of either Seller that is currently effective and outstanding;

                (x)     each Seller Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by either Seller to be responsible for consequential damages;

                (xi)     each Seller Contract for capital expenditures in excess of $10,000;

                (xii)     each Seller Contract not denominated in U.S. dollars;

                (xiii)     each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by either Seller other than in the Ordinary Course of Business;

                (xiv)     each Seller Contract with an employee; and

                (xv)     each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

        (b)     To Sellers' Knowledge:

                (i)     each Contract identified or required to be identified in Part 3.7 and 3.19(a) and which is to be assigned to or assumed by Buyers under this Agreement is in full force and effect and is valid and enforceable in accordance with its terms; and

                (ii)     except as set forth on Part 3.2(c), each Contract identified or required to be identified in Part 3.7 and 3.19(a) and which is being assigned to or assumed by Buyers is assignable by Sellers to either Buyers without the consent of any other Person.

        (c)     To Sellers' Knowledge, except as set forth in Part 3.19(c):

                (i)     Each Seller is, and at all times since January 1, 2001, has been, in material compliance with all applicable terms and requirements of each Seller Contract which is being assumed by Buyers;

                (ii)     each other Person that has or had any obligation or liability under any Seller Contract which is being assigned to Buyers is, and at all times since January 1, 2001, has been, in material compliance with all applicable terms and requirements of such Contract;

                (iii)     no event has occurred or circumstance exists that (with or without notice or lapse of time) is likely to contravene, conflict with, or result in a Breach of, or give either Seller or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify, any Seller Contract that is being assigned to or assumed by Buyers;

                (iv)     no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance, other than Permitted Encumbrances, affecting any of the Assets; and

                (v)     Neither Seller has given to or received from any other Person, at any time since January 1, 2001, any notice or other communication (whether oral or written) regarding any actual or alleged material violation or Breach of, or default under, any

 Contract which is being assigned to or assumed by Buyers.

        (d)     To Sellers' Knowledge, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to either Seller under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

        3.20 INSURANCE

                (a)     Each Seller has delivered to Buyers accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which each Seller is a party or under which either Seller is or has been covered at any time since January 1, 2001, a list of which is included in Part 3.20(a).

                (b)     Part 3.20(b) describes any self-insurance arrangement by or affecting either Seller, including any reserves established thereunder.

                (c)     All policies of insurance for the year 2002 to which each Seller is a party or that provide coverage to Seller:

                        (i)     are valid, outstanding, and enforceable;

                        (ii)     are issued by an insurer that is financially sound and reputable;

                        (iii)     taken together, provide, in the reasonable opinion of each Seller, adequate insurance coverage for the Assets and the operations of each Seller for all risks normally insured against by a Person carrying on the same business or businesses as each Seller in the same location; and

                        (iv)     to Sellers' Knowledge are sufficient for compliance with all Legal Requirements and Seller Contracts; and

        (d)     for any pending insurance claims, neither Seller has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

        (e)     each Seller has paid all premiums due, and has otherwise performed all of its material obligations, under each policy of insurance to which it is a party or that provides coverage to each Seller; and

        (f)     to Seller's Knowledge, each Seller has given notice to the insurer of all claims that may be insured thereby.

        3.21 ENVIRONMENTAL MATTERS

        Except as disclosed in Part 3.17(a), 3.17(b) or 3.21, to Sellers' Knowledge:

        (a)     Each Seller is, and at all times has been, in material compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither Seller has any reasonable basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any Governmental Body or private citizen or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal, or mixed) in which either Seller has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, transported or processed by either Seller or any other Person for whose conduct they are or could reasonably be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

        (b)     There are no pending or, threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility or any other property or asset (whether real, personal, or mixed) in which either Seller has or had an interest.

        (c)     there is no basis to expect, nor has any of them, or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or asset (whether real, personal, or mixed) in which either Seller has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by either Seller or any other Person for whose conduct it is or could reasonably be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

        (d)     Neither Seller, nor any other Person for whose conduct they are or may be held responsible has any Environmental, Health and Safety Liabilities with respect to any Facility.

        (e)     There are no Hazardous Materials present on or in the Environment at any Facility, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility, or incorporated into any structure therein or thereon except in compliance with all applicable Environmental Laws. Neither Seller nor any Person for whose conduct they are or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility except in compliance with all applicable Environmental Laws.

        (f)     There has been no Release or, Threat of Release, of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, transported or processed from or by any Facility.

        (g)     Part 3.21(g) contains a complete and accurate list of material all reports, studies, analyses, tests or monitoring data possessed or initiated by each Seller or their affiliates pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by either Seller with Environmental Laws. Each Seller has delivered to Buyers true and complete copies and results of all such reports, studies, analyses, tests or monitoring data.

        3.22 EMPLOYEES

        (a)     Part 3.22(a) contains a materially complete and accurate list of the following information for each employee of each Seller, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since January 1, 2001; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.

        (b)     No retired employee or director of either Seller, nor any of their respective dependents, currently receive benefits or are scheduled to receive benefits in the future.

        (c)     Neither Seller has violated the Worker Adjustment and Retraining Notification Act (the "WARN Act") or any similar state or local Legal Requirement.

        (d)     To Sellers' Knowledge, no officer, director, agent or employee of each Seller is bound by any Contract that purports to limit the ability of such officer, director, agent or employee (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of either Seller or (ii) to assign to either Seller or to any other Person any rights to any invention, improvement, or discovery.

        3.23 LABOR DISPUTES; COMPLIANCE

        (a)     Except as set forth in Part 3.23(b), to Sellers' Knowledge, each Seller has, since January 1, 2001, complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other similar requirements, the payment of social security and similar Taxes, and occupational safety and health. Neither Seller is liable for the payment of any Taxes, fines, penalties, or other material amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

        (b)     Except as disclosed in Part 3.23(b), (i) neither Seller has been, and is not now, a party to any collective bargaining agreement or other labor contract since January 1, 2001; (ii) there has not been, there is not presently pending or existing, and to Sellers' Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving either Seller; (iii) to each Seller's Knowledge no event has occurred or circumstance exists that could reasonably provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to each Seller's Knowledge, threatened against or affecting either Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting either Seller or the Facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that might have a material adverse effect upon either Seller or the conduct of its business; (vii) there is no lockout of any employees by either Seller, and no such action is contemplated by either Seller; and (viii) to Sellers' Knowledge there is no charge of discrimination currently pending or threatened against either Seller with the Equal Employment Opportunity Commission or similar Governmental Body.

        3.24 INTELLECTUAL PROPERTY ASSETS

                (a)     The term "Intellectual Property Assets" means all intellectual property owned or licensed (as licensor or licensee) by each Seller in which each Seller has a proprietary interest, including:

                        (i)     Each Seller's name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

                       (ii)     all patents, patent applications and inventions and discoveries that may be patentable (collectively, "Patents");

                      (iii)     all registered and unregistered copyrights in both published works and unpublished works (collectively, "Copyrights");

                     (iv)     all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, "Trade Secrets"); and

                      (v)     all rights in internet websites and internet domain names presently used by each Seller (collectively "Net Names").

        (b)     Part 3.24(d), 3.24(e) and 3.24(h) contain a complete and accurate list in all material respects of all Seller Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than $2,500 under which either Seller is the licensee. There are no outstanding and, to each Seller's Knowledge, no threatened material disputes or disagreements with respect to any such Contract.

        (c)     (i)     The Intellectual Property Assets are all those necessary for the operation of each Seller's business as it is currently conducted. Each Seller is the owner or licensee of all right, title and interest in and to each of its respective Intellectual Property Assets, free and clear of all Encumbrances except for Permitted Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property Assets.

                  (ii)     The former and current employees of each Seller listed on Part 3.24(d) and 3.24(h) have executed written Contracts with each Seller that assign to each Seller all rights to any inventions, improvements, discoveries, or information relating to the business of such Seller.

        (d)       (i)     Part 3.24(d) contains a complete and accurate list in all material respects of all Patents.

                   (ii)     Except as set forth in Part 3.24(d), to Sellers' Knowledge, all of the issued Patents are valid and enforceable, and are not subject to any maintenance fees or taxes falling due within ninety (90) days after the Closing Date.

                (iii)     Except as set forth in Part 3.24(d), no Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. To each Seller's Knowledge, there is no interfering patent or patent application of any Third Party.

                (iv)     Except as set forth in Part 3.24(d), to Sellers' Knowledge, (A) no Patent is infringed or has been challenged or threatened in any way and (B) none of the products manufactured or sold, nor any process or know-how used, by either Seller infringes or is alleged to infringe any patent or other proprietary right of any other Person.

        (e)     (i)     Part 3.24(e) contains a complete and accurate list in all material respects of all Marks.

                 (ii)     Except as set forth in Part 3.24(e), all Marks that have been registered with the United States Patent and Trademark Office, are valid and enforceable and are not subject to any maintenance fees or taxes falling due within ninety (90) days after the Closing Date.

                (iii)     Except as set forth in Part 3.24(e), to Sellers' Knowledge, no Mark has been and is now involved in any opposition, invalidation or cancellation Proceeding and no such action is threatened with respect to any of the Marks.

                 (iv)     Except as set forth in Part 3.24(e), to Sellers' Knowledge, there is no interfering trademark or trademark application of any other Person.

                (v)     Except as set forth in Part 3.24(e), to Sellers' Knowledge, no Mark is infringed or has been challenged or threatened in any way. To Sellers' Knowledge, none of the Marks used by either Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

        (f)     Sellers have no registered Copyrights.

       (g)     (i)     With respect to each Trade Secret, to Sellers' Knowledge, each Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets.

                 (ii)     To Sellers' Knowledge, the Trade Secrets have not been used, divulged or appropriated either for the benefit of any Person (other than Sellers) or to the detriment of either Seller. To Sellers' Knowledge, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

        (h)     (i)     Part 3.24(h) contains a complete and accurate list in all material respects of all Net Names.

                  (ii)     Except as set forth in Part 3.24(h), all Net Names of each Seller have been registered in the name of such Seller.

                 (iii)    Except as set forth in Part 3.24(h), to Sellers' Knowledge, no Net Name of either Seller has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and no such action is threatened with respect to any Net Name.

                (iv)     Except as set forth in Part 3.24(h), to Sellers' Knowledge, no Net Name is infringed or has been challenged, interfered with or threatened in any way nor does, to Sellers' Knoweldge, any Net Name infringe another's rights in a mark.

        3.25 RELATIONSHIPS WITH RELATED PERSONS

        Part 3.25 contains a complete and accurate list of all material transactions between either Seller and any Related Person. Except as disclosed in Part 3.25, all such transactions are at substantially prevailing market prices and on substantially prevailing market terms.

        3.26 BROKERS OR FINDERS

        Neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the sale of either Seller's business or the Assets or the Contemplated

 Transactions.

        3.27 SOLVENCY

        (a)     Neither Seller is now insolvent, and will not be rendered insolvent by any of the Contemplated Transactions. As used in this Section, "insolvent" means that the sum of the debts and other probable Liabilities of each Seller exceeds the present fair saleable value of each Seller's assets.

        (b)     Immediately after giving effect to the consummation of the Contemplated Transactions, (i) each Seller will be able to pay its Liabilities as they become due in the usual course of its business, (ii) neither Seller will have unreasonably small capital with which to conduct its present or proposed business, and (iii) each Seller will have assets (calculated at fair market value) that exceed its Liabilities. The cash available to each Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

        3.28 DISCLOSURE

                No representation or warranty or other statement made by either Seller in this Agreement, the Disclosure Letter, any Update, the certificates delivered pursuant to Section 2.7(a) or otherwise in connection with the Contemplated Transactions contains any untrue statement of a material fact or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

        4.     REPRESENTATIONS AND WARRANTIES OF BUYERS

        Buyers, jointly and severally, represent and warrant to Sellers as follows:

        4.1     ORGANIZATION AND GOOD STANDING

        Each Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Nevada, with full corporate power and authority to conduct its business as it is now being conducted.

        4.2     AUTHORITY; NO-CONFLICT

        (a)     This Agreement constitutes the legal, valid, and binding obligation of Buyers, enforceable against each Buyer in accordance with its terms. Upon the execution and delivery by each Buyer, as applicable, of the Assignment and Assumption Agreement, the Assignment and Assumption of Lease Agreement, the Escrow Agreement, the AN Supply Agreement, the Nitric Acid Supply Agreement, the Technical Services Agreement, the Transitional Services Agreement, the Use and License Agreement and each other agreement to be executed or delivered by Buyers at Closing (collectively, the "Buyers' Closing Documents"), each of the Buyers' Closing Documents will constitute the legal, valid and binding obligation of each Buyer, enforceable against each Buyer in accordance with its respective terms. Each Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the Buyers' Closing Documents and to perform its obligations under this Agreement and the Buyers' Closing Documents, and such action has been duly authorized by all necessary corporate action.

        (b)     Neither the execution and delivery of this Agreement by Buyers nor the consummation or performance of any of the Contemplated Transactions by Buyers will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

                (i)     any provision of Buyers' Governing Documents;

                (ii)     any resolution adopted by the managers or the members of any Buyer;

                (iii)     any Legal Requirement or Order to which, to the Knowledge of Buyers, Buyers may be subject; or

                (iv)     any Contract to which Buyers are a party or by which Buyers may be bound.

Buyers are not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

        4.3 CERTAIN PROCEEDINGS

        There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Buyers, no such Proceeding has been threatened.

        4.4 BROKERS OR FINDERS

        Neither Buyers nor any of their Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Contemplated Transactions.

        5.     COVENANTS OF SELLERS PRIOR TO CLOSING

        5.1     ACCESS AND INVESTIGATION

Subject to the Confidentiality Agreement dated May 15, 2002, and the Letter of Intent dated September 3, 2002, relating to the Contemplated Transactions, between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyers, Sellers shall (and Shareholders shall cause Sellers to) (a) afford Buyers, David Taylor, Gerald Diamond, David Chaffe and Buyers legal counsel, tax, financial and environmental advisors, and prospective lenders (collectively, "Buyer Group") reasonable access, during regular business hours, to (i) the following employees of Sellers: Bill Manion, Paul Keeling, Oldrich Machaek, Clive Whiteside and Bob LeBlanc, and (ii) each Seller's properties (including subsurface testing upon the written consent of Sellers), Contracts, Governmental Authorizations, books and Records and other documents and data relating to the Facilities, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Sellers; (b) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Buyers may reasonably request with respect to the Assets or business of Sellers; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyers may reasonably request regarding the Sellers; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyers, with Buyers investigation of the properties, assets and financial condition related to Seller. In addition, Buyers shall have the right to have the Real Property and Tangible Personal Property inspected by Buyer Group, at Buyers' sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Real Property and Tangible Personal Property. In the event subsurface or other testing is recommended by any of Buyer Group, Buyers shall be permitted to have the same performed upon the written consent of Sellers', at Buyers' expense, such consent not to be unreasonably withheld.

        5.2     OPERATION OF THE BUSINESS OF SELLERS

Between the date of this Agreement and the Closing, each Seller shall (and Shareholders shall cause Sellers to):

        (a)     conduct its business only in the Ordinary Course of Business;

        (b)     except as otherwise directed by Buyers in writing, and without making any commitment on Buyers' behalf, use its Best Efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

        (c)     confer with Buyers prior to implementing operational decisions of a material nature that are not in the Ordinary Course of Business;

        (d)     otherwise report periodically to Buyers concerning the status of its business, operations and finances if so requested by Buyers;

         (e)     notify Buyers of any material changes in management personnel;

        (f)     maintain the Assets in a state of repair and condition as exists at the date of this Agreement (normal wear and tear excepted) and is consistent with the requirements and normal conduct of such Seller's business;

       (g)     use Best Efforts to keep in full force and effect, without amendment, all material rights relating to such Seller's business;

         (h)     use Best Efforts to comply in all material respects with all Legal Requirements and contractual obligations applicable to the operations of such Seller's business;

        (i)     continue in full force and effect the insurance coverage under the policies set forth in Part 3.20(a) and 3.20(b) or substantially equivalent policies through Closing;

        (j)     except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify or terminate any Employee Plan without advising Buyers;

        (k)     use Best Efforts to cooperate with Buyers and assist Buyers in identifying the Governmental Authorizations required by Buyers to operate the business from and after the Closing Date and either conditionally transferring existing Governmental Authorizations of Seller to Buyers, where permissible, or obtaining new Governmental Authorizations for Buyers;

        (l)     use Best Efforts to consummate the Contemplated Transactions; and

        (m)     maintain all books and Records of such Seller relating to such Seller's business in the Ordinary Course of Business.

        5.3     NEGATIVE COVENANT

        Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, neither Seller shall (and Shareholders shall not permit either Seller to), without the prior written Consent of Buyers, (a) take any affirmative action, to cause the changes or events listed in Section 3.14 would be likely to occur; (b) make any modification to any material Contract or Governmental Authorization except in the Ordinary Course of Business; (c) allow the levels of raw materials, supplies or other materials included in the Inventories to vary materially from the levels customarily maintained; or (d) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets or the Assumed Liabilities except in the Ordinary Course of Business.

        5.4     REQUIRED APPROVALS

        As promptly as practicable after the date of this Agreement, each Seller shall use Best Efforts to make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Each Seller shall also reasonably cooperate with Buyers and their Representatives with respect to all filings that Buyers elects to make (including with respect to any licenses that Buyers deem necessary or desirable to operate the business after Closing), or pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Each Seller and each Buyer shall also cooperate with the other in obtaining all Material Consents.

        5.5     NOTIFICATION; UPDATES

Between the date of this Agreement and the Closing Date, the Sellers will have the right and obligation to promptly notify Buyers in writing (each such notification, an "Update") if the Sellers becomes aware of any fact or condition that constitutes a Breach of any of Sellers' representations and warranties as of the date of this Agreement, or if the Sellers' Representative becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition or if the Disclosure Letter otherwise needs to be updated. Should any such fact or condition require an Update, then Sellers shall be permitted to provide an Update as the Sellers deems necessary; provided, however, Sellers shall not be entitled to provide an Update for any fact or condition in existence prior to the date hereof that either Seller intentionally failed to include on the Disclosure Schedule as of the date hereof; and provided, further, Buyers shall have the termination rights provided in Section 9.1(k) unless the Breach is cured or remedied prior to Closing or Buyers accept the representation or warranty as modified. Notwithstanding anything to the contrary contained herein, each Update shall be deemed to be an exception to Sellers' representations and warranties, and an amendment to the Disclosure Letter, for all purposes of this Agreement. Such delivery shall not affect any rights of Buyers under Section 9.2 and Article 11 unless the Breach is cured or remedied prior to Closing or Buyers accept in writing the representation or warranty as modified. During the same period, Sellers and Shareholders also shall promptly notify Buyers of the occurrence of any Breach of any covenant of either Seller in this Article 5 or of the occurrence of any event that will likely make the satisfaction of the conditions in Article 7 impossible or unlikely.

        5.6     NO NEGOTIATION

        Until such time as this Agreement shall be terminated pursuant to Section 9.1, neither Seller, neither Shareholder nor LSB shall negotiate with any Person (other than Buyers) relating to any business combination transaction involving either Seller, including the sale of either Seller's stock, or the sale of either Seller's business or any of the Assets (other than in the Ordinary Course of Business).

        5.7     BEST EFFORTS

        Sellers, Shareholders and LSB shall use their respective Best Efforts to cause the conditions in Article 7 and Section 8.3 to be satisfied.

        5.8     INTERIM FINANCIAL STATEMENTS

        Until the Closing Date, Sellers shall deliver to Buyers within fifteen days after the end of each month a copy of the monthly financial statements for such month prepared in a manner and containing information consistent with Seller's current practices and certified by each Seller's chief financial officer as to compliance with Section 3.3.

        5.9     CHANGE OF NAME

        On or before the Closing Date, each Seller shall (a) amend its Governing Documents and take all other actions necessary to change its name to one sufficiently dissimilar to such Seller's present name, in Buyers' judgment, to avoid confusion and (b) take all reasonable actions requested by Buyers to enable Buyers or their affiliates to change their names to the Sellers' present names.

        5.10     PAYMENT OF LIABILITIES

        Each Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities and obligations. Buyers and Sellers hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) ("Bulk Sales Laws") in connection with the Contemplated Transactions.

        6.     COVENANTS OF BUYERS PRIOR TO CLOSING

        6.1     REQUIRED APPROVALS

        As promptly as practicable after the date of this Agreement, Buyers shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Buyers also shall cooperate, and cause any Related Person to cooperate, with Sellers, Shareholders and LSB (a) with respect to all filings Sellers, Shareholders and LSB shall be required by Legal Requirements to make and (b) in obtaining all Consents identified in Part 3.2(c); provided, however, that Buyers shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 6.1. Buyers shall also take all reasonable actions to obtain any licenses that Buyers deem necessary or desirable to operate the business after Closing; provided, further, that Buyers shall coordinate with Sellers and obtain Sellers' prior consent with respect to all communications with the ATF in respect of obtaining any such licenses from the ATF.

        6.2     BEST EFFORTS

        Buyers shall use their Best Efforts to cause the conditions in Section 7.3 and Article 8 to be satisfied.

        6.3     ENVIRONMENTAL DUE DILIGENCE

        As promptly as practicable after the date of this Agreement and to the extent not previously proposed by Buyers and approved by Sellers, Buyers shall propose such environmental studies and investigations as Buyers deem necessary of the Facilities and the Real Property at Buyers' expense. Buyers shall obtain prior written approval from Sellers as to the scope and timing of any such additional environmental studies and investigations prior to beginning such studies and investigations. Buyers will use their Best Efforts to complete all environmental studies and investigations prior to the Closing.

        7.     CONDITIONS PRECEDENT TO BUYERS' OBLIGATION TO CLOSE

        Buyers' obligation to purchase the Assets and to take the other actions required to be taken by Buyers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyers, in whole or in part):

        7.1     ACCURACY OF REPRESENTATIONS

        All of Sellers' and EDC's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made, after giving effect to all Updates that were delivered by Sellers to Buyers prior to the Closing Date in accordance with Section 5.5.

        7.2     SELLERS' PERFORMANCE

        All of the covenants and obligations that Sellers, Shareholders and LSB are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

        7.3     CONSENTS

        Each of the Consents identified in Exhibit 7.3 (the "Material Consents") shall have been obtained and shall be in full force and effect.

        7.4     ADDITIONAL DOCUMENTS

        Sellers, Shareholders and LSB shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyers:

        (a)     an opinion of David Shear, Esq., general counsel of Sellers, Shareholders and LSB, dated the Closing Date, in the form of Exhibit 7.4(a);

        (b)     If requested by Buyers, any Consents or other instruments that may be required to permit Buyers' qualification in each jurisdiction in which either Seller is licensed or qualified to do business as a foreign corporation under the name "Slurry Explosive Corporation" or "Universal Tech Corporation" or any derivative thereof;

        (c)     payoff letters from both of the Lenders setting forth the amounts to be paid to the Lenders in accordance with Section 2.3;

        (d)     Releases of all Encumbrances on the Assets, other than Permitted Encumbrances, including releases of each mortgage of record and reconveyances of each deed of trust with respect to each parcel of real property included in the Assets;

        (e)     Certificates dated as of a date not earlier than the 15 days prior to the Closing as to the good standing of each Seller and payment of all applicable state franchise and property Taxes by each Seller, executed by the appropriate officials of the State of Oklahoma and each jurisdiction in which each Seller is licensed or qualified to do business as a foreign corporation as specified in Part 3.1 ; and

        (f)     Such other documents as Buyers may reasonably request for the purpose of:

                (i)      evidencing the accuracy of any of each Seller's representations and warranties,

               (ii)     evidencing the performance by each Seller, each Shareholder and LSB of, or the compliance by each Seller, each Shareholder and LSB with, any covenant or obligation required to be performed or complied with by each Seller, each Shareholder and LSB, as the case may be,

               (iii)     evidencing the satisfaction of any condition referred to in this Article 7, or

               (iv)     otherwise effecting the intent of this Agreement and consummating the Contemplated Transactions.

        7.5     NO PROCEEDINGS

        There shall not have been commenced or threatened against Buyers, or against any Related Person of Buyers, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

        7.6     NO-CONFLICT

        Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of or cause Buyers or any Related Person of Buyers to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding Bulk Sales Laws.

        7.7     EDC AGREEMENTS; SEMC AGREEMENTS

        (a)     El Dorado Chemical Company ("EDC") shall have entered into the following agreements with Buyers in form and substance satisfactory to Buyers:

                  (i)     a supply agreement with respect to Low Density Ammoniun Nitrate ("LDAN"), and Ammonium Nitrate Solution ("ANS") manufactured by EDC (the "AN Supply Agreement"), which will provide that, among other things, during the initial term of that certain pre-existing supply agreement between EDC and Orica USA Inc. ("Orica") dated November 1, 2001, EDC shall agree to supply Buyers' requirements of LDAN and ANS at prices equal to the amounts paid by EDC to Orica for LDAN and ANS available for resale by EDC to SEC, provided that Buyers shall take LDAN and ANS in substantially equal monthly quantities and on a basis pari passu with EDC's deliveries of LDAN, HDAN and ANS to Orica; and

                (ii)     a supply agreement with respect to nitric acid (the "Nitric Acid Supply Agreement"), which will provide that, among other things, EDC shall supply Buyers' requirements F.O.B. EDC's El Dorado, Arkansas plant at EDC's cost plus $10.00 per ton.

        (b)     SEMC shall have entered into the Assignment and Assumption of Lease Agreement in the form attached as Exhibit 7.7(b).

        7.8     ORICA NONCOMPETITION LETTER AGREEMENT

        Buyers shall executed and delivered the Orica Noncompetition Letter Agreement in the form attached as Exhibit 7.8.

        7.9     GOVERNMENTAL AUTHORIZATIONS

        Buyers shall have received such Governmental Authorizations as are necessary or desirable to allow Buyers to operate the Assets from and after the Closing.

        7.10     ENVIRONMENTAL REPORT

    Buyers shall have received an environmental site assessment report with respect to the Facilities, which report shall be acceptable in form and substance to Buyers in their sole discretion.

        7.11     EMPLOYEES
        (a)     Those key employees of Sellers identified on Exhibit 7.11, or substitutes therefor who shall be acceptable to Buyers, in their sole discretion, shall have accepted employment with Buyers with such employment to commence on and as of the Closing Date.

        (b)     Substantially all other employees of Sellers shall be available for hiring by Buyers, in their sole discretion, on and as of the Closing Date.

        7.12     FINANCING

        Buyers shall have obtained, on terms and conditions satisfactory to them, all of the financing they need in order to consummate the Contemplated Transactions and to fund the working capital requirements of the Buyers after the Closing.

        7.13     DUE DILIGENCE; ENVIRONMENTAL QUESTIONNAIRE

        Buyers shall be satisfied, in their sole discretion, with the results of their due diligence investigation, including the environmental investigation contemplated by Section 6.3. Sellers shall have delivered an Environmental Site Assessment Questionnaire in the form attached as Exhibit 7.13.

        7.14     NO MATERIAL ADVERSE EFFECT

        There shall have been no material adverse change from September 3, 2002, up to and including the Closing Date in the Assets, Assumed Liabilities, or the operations or financial condition of either Seller.

        8.     CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

        Sellers' obligation to sell the Assets and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

        8.1     ACCURACY OF REPRESENTATIONS

        All of Buyers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

        8.2     BUYERS' PERFORMANCE

        All of the covenants and obligations that Buyers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

        8.3     CONSENTS

        Each of the Consents identified in Exhibit 8.3 shall have been obtained and shall be in full force and effect.

        8.4     ADDITIONAL DOCUMENTS

                Buyers shall have caused the documents and instruments required by Section 2.7(b) and the following documents to be delivered (or tendered subject only to Closing) to Sellers:

        (a)     an opinion of Jackson Walker L.L.P., dated the Closing Date, in the form of Exhibit 8.4;

        (b)     AN Supply Agreement, the Nitric Acid Supply Agreement and the Orica Noncompetition Agreement;

        (c)     Certificates dated as of a date not earlier than 15 days prior to the Closing as to the good standing of Buyers executed by the appropriate officials of the State of Nevada; and

        (d)     such other documents as Sellers may reasonably request for the purpose of:

                 (i)     evidencing the accuracy of any representation or warranty of Buyers,

                (ii)     evidencing the performance by Buyers of, or the compliance by Buyers with, any covenant or obligation required to be performed or complied with by Buyers,

                (iii)     evidencing the satisfaction of any condition referred to in this Article 8, or

                (iv)     otherwise effecting the intent of this Agreement and consummating the Contemplated Transactions.

        8.5     NO INJUNCTION

        There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits, or would cause material adverse consequences to Sellers in the event of, the consummation of the Contemplated Transactions and (b) has been proposed, adopted or issued, or has otherwise become effective by or before any Governmental Body.

        8.6     NO PROCEEDINGS

        There shall not have been commenced or threatened against Sellers, or against any Related Person of Sellers, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

        8.7     LENDER APPROVAL

        Sellers, Shareholders and LSB shall have obtained, if necessary, approval from their existing lenders, including the Senior Lenders, of the Contemplated Transactions.

        9.     TERMINATION

        9.1     TERMINATION EVENTS

        By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

        (a)     by Buyers if a Breach of any provision of this Agreement has been committed by either Seller, either Shareholder or LSB and such Breach has not been (i) cured within 5 Business Days of such Breach, or (ii) waived by Buyers;

        (b)     by either Seller if a Breach of any provision of this Agreement has been committed by any Buyer and such Breach has not been (i) cured within 5 Business Days of such Breach, or (ii) waived by Sellers;

        (c)      by Buyers if any condition in Article 7 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyers to comply with its obligations under this Agreement), and Buyers have not waived such condition on or before such date;

        (d)     by either Seller if any condition in Article 8 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Sellers, Shareholders or LSB to comply with their obligations under this Agreement), and Sellers have not waived such condition on or before such date;

          (e)     by mutual consent of Buyers and Sellers, Shareholders and LSB;

          (f)     by Buyers if the Closing has not occurred on or before December 15, 2002, or such later date as the parties may agree upon, unless the Buyers are in Breach of this Agreement;

        (g)     by either Seller if the Closing has not occurred on or before December 15, 2002, or such later date as the parties may agree upon, unless the Sellers, Shareholders or LSB are in Breach of this Agreement;

        (h)     by Buyers if the amount of Unusable Inventory, is unreasonably high in Buyers' opinion;

        (i)     by either Seller if the amount of Unusable Inventory is unreasonably high in either Sellers' opinion;

        (j)     by Buyers if Sellers do not approve any environmental studies or investigations proposed by Buyers pursuant to Section 6.3; or

        (k)     by Buyers, if within five (5) Business Days of receipt of any Update, Buyers notify Sellers of their decision to terminate this Agreement as a result of the information contained in the Update.

        9.2     EFFECT OF TERMINATION

        Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that all confidentiality requirements and the obligations of the parties in this Section 9.2 and Article 12 (except for those in Section 12.5) will survive; provided, however, that if this Agreement is terminated because of a Breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired. Additionally, if Buyers elect not to proceed to Closing pursuant to their rights hereunder, then for a period of two years commencing with the date such decision is communicated to Sellers in writing, neither Buyer nor any person or entity affiliated with Buyers will hire, retain, or consult with any person who is an employee of Sellers as of September 2, 2002.

        10.     ADDITIONAL COVENANTS

        10.1     EMPLOYEES AND EMPLOYEE BENEFITS

        (a)     Information on Active Employees. For the purpose of this Agreement, the term "Active Employees" shall mean all employees actively employed immediately before the Closing Date by each Seller exclusively in each Seller's business as currently conducted.

        (b)     Employment of Active Employees by Buyers

                (i)     Buyers are not obligated to hire any Active Employee but may interview any or all Active Employees at a reasonable time mutually acceptable to Buyers and Sellers but not sooner than 10 days prior to the anticipated Closing Date. Buyers will promptly provide each Seller with a list of Active Employees to whom Buyers have made an offer of employment that has been accepted to be effective on the Closing Date (the "Hired Active Employees"). Subject to Legal Requirements, Buyers will have reasonable access to the Facilities and personnel Records of each Seller for the purpose of preparing for and conducting employment interviews with any or all Active Employees and will conduct the interviews as expeditiously as possible prior to the Closing Date. Effective immediately before the Closing, each Seller will terminate the employment of all of its Hired Active Employees.

                (ii)     Neither Seller, neither Shareholder, nor LSB nor their Related Persons shall solicit (a) the continued employment of any Active Employee (unless and until Buyers have informed the applicable Seller in writing that the particular Active Employee will not receive any employment offer from Buyers) or (b) the employment of any Hired Active Employee after the Closing for the period ending on the fifth anniversary of Closing. Buyers shall inform each Seller promptly of the identities of those Active Employees to whom they will not make employment offers.

                (iii)     It is understood and agreed that (A) Buyer's expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of any Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that any Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyers is "at will" and may be terminated by Buyers or by an employee at any time for any reason

(subject to any written commitments to the contrary made by Buyers or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of any Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

        (c)     Salaries and Benefits.

                (i)     Each Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of each Seller through the close of business on the Closing Date, including, if any, pro rata bonus payments and all vacation pay earned prior to the Closing Date; and (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Section 601 through 608 of ERISA.

              (ii)     Each Seller shall be liable for any claims made or incurred by their respective Active Employees and their beneficiaries through the Closing Date under the Employee Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed which entitles the employee to the benefit.

                (iii)     With respect to Hired Active Employees, Buyers shall immediately after Closing enroll such employees in Buyers' standard health and benefit plans (waiving any waiting periods) and recognize past service with Sellers' for purposes of determining entitlement to vacation benefits. If, at any time after the Closing Date, any Buyer terminates the employment of any of the Hired Active Employees, then such Buyer shall be solely responsible for all severance costs and expenses arising as a result of such termination, based upon the number of years of employment of any such individuals with such Buyer, either Seller and all predecessor corporations of either Seller, to the same extent as Sellers would have been legally or contractually obligated, or would have provided in a manner consistent with past practice (to the extent such Buyer is made aware of, and agrees with, such past practice).

                (iv)     Hired Active Employees shall cease to be eligible to make pretax contributions to Seller's health care spending account plan and to Seller's dependent care assistance plan effective as of the Closing Date. Notwithstanding the foregoing, each of such plans shall reimburse Hired Active Employees for claims incurred during the entire calendar year in which the Closing Date occurs up to the amount of the balance in each individual Hired Active Employee's respective plan accounts as of the Closing Date. It is the intent of the parties as reflected in this subsection that Seller's health care spending account plan and dependent care assistance plan shall be administered in accordance with Revenue Ruling 2002-32 to the fullest extent legally permissible in order to avoid a forfeiture of each Hired Active Employee's respective plan accounts as of the Closing Date; provided that nothing in this subsection is intended to permit such accounts to be carried over beyond the end of the plan year in which the Closing Date occurs other than as may be necessary for the administration and payment of claims incurred as of the last day of such plan year.

        (d)     General Employee Provisions.

                (i)     Each Seller and each Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 10.1 as may be necessary to carry out the arrangements described in this Section 10.1.

                (ii)     Sellers shall provide Buyers with completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees as Sellers shall certify in writing to Buyers are exempt from such requirement.

              (iii)     Buyers shall not have any responsibility, liability or obligation, whether to Active Employees, Hired Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Sellers.

        10.2     PAYMENT OF ALL TAXES RESULTING FROM SALE OF ASSETS BY SELLER

        Sellers shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements. Sellers shall deliver to Buyers, within ninety days of the Closing Date, certificates from the Oklahoma Tax Commission and the Kansas Department of Revenue as to the payment or withholding of such Taxes.

        10.3     PAYMENT OF OTHER RETAINED LIABILITIES; PERFORMANCE

        In addition to payment of Taxes pursuant to Section 10.2, Sellers shall pay, or make adequate provision for the payment, in full of all of the Retained Liabilities and other Liabilities of Sellers under this Agreement, including those listed on Exhibit 10.3. Seller also hereby undertakes to perform all Seller Contracts that are included in the Excluded Assets.

        10.4     RESTRICTIONS ON SELLERS DISSOLUTION

        Sellers shall not dissolve until after November 1, 2006.

        10.5     REMOVING EXCLUDED ASSETS

        On or before the Closing Date or no later than 30 days thereafter, Sellers shall remove all Excluded Assets and Unusable Inventory from all Facilities and other Real Property to be occupied by Buyers. Prior to such time, Buyers shall cooperate with Sellers to arrange for the storage and disposal of any Unusable Inventory so as to minimize the cost of such storage and disposal to Sellers. Such removal shall be done in such manner as to avoid any damage to the Facilities and other properties to be occupied by Buyers and any disruption of the business operations to be conducted by Buyers after the Closing. Any damage to the Assets or to the Facilities resulting from such removal shall be paid by Sellers at the Closing or, in the event that such damage occurs upon removal after Closing, promptly after such removal. Should Sellers fail to remove the Excluded Assets and the Unusable Inventory as required by this Section, Buyers shall have the right, but not the obligation, (a) to remove the Excluded Assets and the Unusable Inventory at Sellers' sole cost and expense; (b) to store the Excluded Assets and the Unusable Inventory and to charge Sellers all storage costs associated therewith; or (c) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. Sellers shall promptly reimburse Buyers for all out-of-pocket costs and expenses incurred by Buyers in connection with any Excluded Assets or the Unusable Inventory not removed by Sellers as required by this Section.

        10.6     REPORTS AND RETURNS

        Each Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the business of each Seller as conducted using the Assets, to and including the Effective Time.

        10.7     ASSISTANCE IN PROCEEDINGS

        Each party will cooperate with the other parties and their counsel in the contest or defense of, and make available its personnel and provide any testimony and reasonable access (on at least 3 days prior written notice) to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving either Seller or its business. Buyers shall promptly reimburse Sellers for all out-of-pocket costs and expenses incurred by Sellers in connection with such assistance.

        10.8     FINANCIAL STATEMENTS

        Promptly upon completion and, in any event, no later than the 45th day following the Closing Date, Sellers shall deliver to Buyers unaudited financial statements for each Seller for the period following the last reported financial period covered by the financial statements provided to Buyers pursuant to Section 5.8, up to and including the Closing Date.

        10.9     CUSTOMER AND OTHER BUSINESS RELATIONSHIPS

        After the Closing, each Seller, each Shareholder and LSB will reasonably cooperate with Buyers in their efforts to continue and maintain for the benefit of Buyer those business relationships of each Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others. Each Seller will refer to Buyers all inquiries relating to such business for a period of 2 years following the Closing Date.

        10.10     RETENTION OF AND ACCESS TO RECORDS

        After the Closing Date, Buyers shall retain for a period consistent with Buyers' record-retention policies and practices those Records of Sellers delivered to Buyers. Buyers also shall provide Sellers and their Representatives reasonable access thereto, during normal business hours and on at least three days' prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits or other appropriate business or legal matters. After the Closing Date, each Seller shall provide Buyers and their Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three days' prior written notice, for any reasonable business purpose specified by Buyers in such notice.

        10.11     FURTHER ASSURANCES

        The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

        11.     INDEMNIFICATION; REMEDIES

        11.1     SURVIVAL

        All representations and warranties in this Agreement, the Disclosure Letter, the Updates (if any), the certificates delivered pursuant to Section 2.7 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.5.

        11.2     INDEMNIFICATION AND REIMBURSEMENT BY SELLERS AND SHAREHOLDERS

        Each Seller and each Shareholder, jointly and severally, will indemnify and hold harmless Buyers, and their Representatives, shareholders, subsidiaries and Related Persons (collectively, the "Buyer Indemnified Persons"), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, "Damages"), arising from or in connection with:

        (a)     any Breach of any representation or warranty made by either Seller or EDC in (i) this Agreement, (ii) the Disclosure Letter, (iii) the Updates (if any), (iv) the certificates delivered pursuant to Section 2.7, (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by either Seller or EDC pursuant to this Agreement;

        (b)     any Breach of any covenant or obligation of either Seller in this Agreement or in any other certificate, document, writing or instrument delivered by either Seller, either Shareholder or LSB pursuant to this Agreement;

        (c)     any Liability arising out of the ownership or operation of the Assets prior to the Effective Time other than the Assumed Liabilities;

        (d)     any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with either Seller, either Shareholder or LSB (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

        (e)     any product or component thereof manufactured by or shipped, or any services provided by, either Seller, in whole or in part, prior to the Closing Date;

        (f)      any noncompliance with any Bulk Sales Laws or fraudulent transfer law in respect of the Contemplated Transactions;

        (g)    any liability under the WARN Act or any similar state or local Legal Requirement that may result from an "Employment Loss", as defined by 29 U.S.C. 2101(a)(6), caused by any action of Seller prior to the Closing or by any Buyer's decision not to hire previous employees of either Seller;

        (h)     any Employee Plan established or maintained by either Seller;

        (i)     any employment, severance, notice, pay-in-lieu of notice, wrongful dismissal of breach of any employment contract for any employee of either Seller that is not a Hired Active Employee; or

        (j)     any Retained Liabilities.

        11.3     INDEMNIFICATION AND REIMBURSEMENT BY SELLERS AND SHAREHOLDERS

 - ENVIRONMENTAL MATTERS

        In addition to the other indemnification provisions in this Article 11, each Seller and each Shareholder jointly and severally, will indemnify and hold harmless Buyers and the other Buyer Indemnified Persons, and will reimburse Buyers and the other Buyer Indemnified Persons, for any Damages (including costs of any Remedial Action) arising from or in connection with:

        (a)     any Environmental, Health and Safety Liabilities arising out of or relating to: (i) the ownership or operation by any Person at any time on or prior to the Effective Time of any of the Facilities, Assets or the business of either Seller, or (ii) any Hazardous Materials or other contaminants that were present on or transported from the Facilities or Assets at any time on or prior to the Effective Time; or

        (b)     any bodily injury (including illness, disability and death, and regardless of when any such bodily injury occurred was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any Assets arising from or allegedly arising from any Hazardous Activity conducted by any Person with respect to the business of either Seller or the Assets prior to the Effective Time or from any Hazardous Material that was (i) present on or before the Effective Time on or at the Facilities (or present on any other property, if such Hazardous Material emanated or allegedly emanated or was transported or allegedly transported from any Facility and was present on any Facility, on or prior to the Effective Time) or (ii) Released or allegedly Released by any Person on or at any Facilities or Assets at any time on or prior to the Effective Time.

Sellers will be entitled to control any Remedial Action, any Proceeding relating to an Environmental Claim, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 11.3; provided, however, Sellers will consult with Buyers with respect to any such matters. The procedure described in Section 11.6 will apply to any claim solely for monetary damages relating to a matter covered by this Section 11.3.

        11.4     INDEMNIFICATION AND REIMBURSEMENT BY BUYERS

        Each Buyer and ESI will, jointly and severally, indemnify and hold harmless Sellers and their Representatives, shareholders, subsidiaries and Related Persons (collectively, the "Seller Indemnified Persons"), and will reimburse the Seller Indemnified Persons, for any Damages arising from or in connection with:

        (a)     any Breach of any representation or warranty made by Buyers in this Agreement or in any certificate, document, writing or instrument delivered by Buyers pursuant to this Agreement;

        (b)     any Breach of any covenant or obligation of Buyers in this Agreement or in any other certificate, document, writing or instrument delivered by Buyers pursuant to this Agreement;

        (c)     any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyers (or any Person acting on Buyers' behalf) in connection with any of the Contemplated Transactions;

        (d)     any obligations of Buyers with respect to bargaining with the collective bargaining representatives of Active Hired Employees subsequent to the Effective Time;

        (e)     any employment, severance, notice, pay-in-lieu of notice, wrongful dismissal of breach of any employment contract for any employee of either Seller that is a Hired Active Employee and that is terminated after the Effective Time;

        (f)     any Assumed Liabilities;

        (g)     any other liability with respect to Buyers' ownership and operation of the Assets arising after the Effective Time; or

        (h)     any Environmental, Health and Safety Liabilities arising out of or relating to: (i) the ownership or operation by Buyers at any time after the Effective Time of any of the Facilities, or Assets, or (ii) any Hazardous Materials or other contaminants that were present on the Facilities or Assets at any time after the Effective Time; provided, however, Buyers shall have no obligation under this Section if the matters that are the subject of clauses (i) or (ii) of this sentence were initially caused by any of the Seller Indemnified Persons, or were existing on or prior to the Effective Time.

        11.5     TIME LIMITATIONS

        (a)     If the Closing occurs, Sellers will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Section 2.4(b), as to which a claim may be made at any time on or before the 5th anniversary of the Closing Date), or (ii) a representation or warranty, only if on or before December 31, 2003, Buyers notify either Seller of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyers.

        (b)     If the Closing occurs, Buyers will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date, or (ii) a representation or warranty (other than that set forth in Section 4.4, as to which a claim may be made at any time), only if on or before December 31, 2003, either Seller notifies Buyers of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by such Seller.

        11.6     THIRD-PARTY CLAIMS

        (a)     Promptly after receipt by a Person entitled to indemnity under Section 11.2, 11.3 (to the extent provided in the last sentence of Section 11.3) or 11.4 (an "Indemnified Person") of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an "Indemnifying Person") of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is materially prejudiced by the Indemnified Person's failure to give such notice.

        (b)     If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.6(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim. If the Indemnifying Person assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person's Consent (which shall not be unreasonably withheld) unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within thirty (30) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

        (c)     Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

        (d)     Notwithstanding the provisions of Section 12.4, each Seller, each Shareholder and LSB hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on either Seller, either Shareholder or LSB with respect to such a claim anywhere in the world.

        (e)     With respect to any Third-Party Claim subject to indemnification under this Article 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

        (f)     With respect to any Third-Party Claim subject to indemnification under this Article 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

        11.7     OTHER CLAIMS

        A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice, provided that the party seeking such indemnification is entitled to indemnification under Article 11.

        11.8     INDEMNIFICATION IN CASE OF STRICT LIABILITY

        THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 11 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED ON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE ENVIRONMENTAL LAW,) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING INDEMNIFICATION.

        12.     GENERAL PROVISIONS

        12.1     EXPENSES

        Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. Buyers will pay all amounts payable to any surveyor or the Title Insurer in respect of the Title Commitments, copies of exceptions and the Title Policy, including premiums (including premiums for endorsements) and search fees. Buyers will pay one-half and Sellers will pay one-half of the fees and expenses of the escrow agent under the Escrow Agreement.

        12.2     PUBLIC ANNOUNCEMENTS

        Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyers and Sellers may agree; provided that any public announcement that is required by law shall be permissible. Prior to Closing, except with the prior consent of Buyers or as permitted by this Agreement, neither Seller, neither Shareholder nor LSB nor any of their Representatives shall disclose to any Person (a) the fact that any Confidential Information of Sellers has been disclosed to Buyers or their Representatives, that Buyers or their Representatives have inspected any portion of the Confiden-tial Information of Sellers, that any Confidential Information of Buyers has been disclosed to Sellers or their Representatives or that Sellers or their Representatives have inspected any portion of the Confidential Information of Buyers or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement). Sellers and Buyers will consult with each other concerning the means by which Sellers' employees, customers, suppliers and others having dealings with Sellers will be informed of the Contemplated Transactions, and Buyers will have the right to be present for any such communication.

        12.3     NOTICES

        All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

                Sellers, Shareholders and LSB:
                LSB Industries, Inc.
                Attention: David Shear
                Address: 16 S. Pennsylvania, Oklahoma City, Oklahoma 73106
                Fax no.: (405) 235-5067
                E-mail address: dshear@lsb-okc.com"
                Buyers:
                Energetic Systems, Inc.

                Address: 5700 N. Portland, Suite 310, Oklahoma City, Oklahoma 73112
                Attention: David Taylor
                Fax no.: (405) 947-0768
                E-mail address: davidtaylor.wimase@shaw.ca"
                with a mandatory copy to:
                Jackson Walker L.L.P.
                Attention: Lawrence A. Waks
                Address: 100 Congress Avenue, Suite 1100, Austin, Texas 78701
                Fax no.: (512) 236-2002
                E-mail address: lwaks@jw.com"
                SEMC:
                Slurry Explosive Manufacturing Corporation, LLC
                Address: 5700 N. Portland, Suite 310, Oklahoma City, Oklahoma 73112
                Attention: David Taylor
                Fax no.: (405) 947-0768
                E-mail address: davidtaylor.wimase@shaw.ca"
                with a mandatory copy to:
                LSB Industries, Inc.
                Attention: David Shear
                Address: 16 S. Pennsylvania, Oklahoma City, Oklahoma 73106
                Fax no.: (405) 235-5067
                E-mail address: dshear@lsb-okc.com"
        12.4     JURISDICTION; SERVICE OF PROCESS

Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of Texas, County of Dallas, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

        12.5     ENFORCEMENT OF AGREEMENT

Sellers, Shareholders and LSB acknowledge and agree that Buyers would be irreparably damaged if any of the provisions of this Agreement are not performed materially in accordance with the specific terms and that any Breach of this Agreement by Sellers, Shareholders or LSB could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyers may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement.

        12.6     WAIVER; REMEDIES CUMULATIVE

        The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

        12.7     ENTIRE AGREEMENT AND MODIFICATION

        This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent but excluding the confidentiality agreement between Buyers and Sellers dated May 15, 2002) and constitutes (along with the Disclosure Letter, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except (i) by a written agreement executed by the party to be charged with the amendment, and (ii) by an Update in accordance with Section 5.5.

        12.8     DISCLOSURE LETTER

        The information in the Disclosure Letter any Updates (if any) constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Sellers as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Letter or any Updates (other than an exception expressly set forth as such in the Disclosure Letter or any Update with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

        12.9     ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS

No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyers may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyers and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 12.9.

        12.10     SEVERABILITY

        If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

        12.11     CONSTRUCTION

        The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Articles," "Sections" and "Parts" refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Letter.

        12.12     TIME OF ESSENCE

        With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

        12.13     GOVERNING LAW

        This Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law.

        12.14     EXECUTION OF AGREEMENT
        This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

        12.15     REPRESENTATIVE OF SELLERS, SHAREHOLDERS AND LSB

        (a)     Each Seller, each Shareholder and LSB hereby constitutes and appoints Tony M. Shelby as their representative ("Selling Parties Representative") and their true and lawful attorney in fact, with full power and authority in each of their names and on behalf of each of them:

                    (i)     to act on behalf of each of them in the absolute discretion of the Selling Parties Representative, but only with respect to the following provisions of this Agreement, with the power to: (A) designate the accounts for payment of the Purchase Price pursuant to Section 2.7(b)(i); (B) act pursuant to Section 2.9 with respect to any Purchase Price Adjustment; (C) act under the Escrow Agreement; (D) consent to the assignment of rights under this Agreement in accordance with Section 12.9; (E) give and receive notices pursuant to Section 12.3; (F) terminate this Agreement pursuant to Section 9.1 or waive any provision of this Agreement pursuant to Article 8, Section 9.1 and Section 12.6; (G) accept service of process pursuant to Section 12.4; (H) act in connection with any matter as to which Sellers, Shareholders and LSB jointly and severally, have obligations, or are Indemnified Persons, under Article 11; and (I) provide Updates to Buyers in accordance with Section 5.5; and

                    (ii)     in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 12.15.

        This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of either Seller, either Shareholder, LSB or by operation of law. Each Seller, each Shareholder and LSB hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Selling Parties Representative pursuant to this Section 12.15. Each Seller, each Shareholder and LSB agree that the Selling Parties Representative shall have no obligation or liability to any Person for any action or omission taken or omitted by the Selling Parties Representative in good faith hereunder, and each Seller, each Shareholder and LSB shall, on a proportionate basis in accordance with his or her ownership interest in Seller, indemnify and hold the Selling Parties Representative harmless from and against any and all loss, damage, expense or liability (including reasonable counsel fees and expenses) which the Selling Parties Representative may sustain as a result of any such action or omission by the Selling Parties Representative hereunder.

        (b)     Buyers and the escrow agent designated in the Escrow Agreement shall be entitled to rely upon any document or other paper delivered by the Selling Parties Representative as (i) genuine and correct and (ii) having been duly signed or sent by the Selling Parties Representative, and neither Buyer nor such escrow agent shall be liable to either Seller, either Shareholder or LSB for any action taken or omitted to be taken by Buyers or such escrow agent in such reliance.

                    [Remainder of Pager Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Buyers:                                                                                     Sellers:
UTeC Corporation, LLC                                                         Slurry Explosive Corporation

By:    /s/ David Taylor                                                             By:   /s/ Tony M. Shelby
    David Taylor, Manager                                                              Tony M. Shelby, Vice President
SEC Investment Corp. LLC                                                     Universal Tech Corporation

By:     /s/ David Taylor                                                         By:   /s/ Tony M. Shelby
      David Taylor, Manager                                                             Tony M. Shelby, Vice President
                                                                                                    Shareholders:
DetaCorp, Inc. LLC                                                                 El Dorado Chemical Company

By:    /s/ David Taylor                                                           By:   /s/ Tony M. Shelby
      David Taylor, Manager                                                             Tony M. Shelby, Vice President
Energetic Properties, LLC                                                    LSB Chemical Corp.

By:    /s/ David Taylor                                                           By:   /s/ Tony M. Shelby
      David Taylor, Manager                                                             Tony M. Shelby, Vice President
ESI:                                                                                             LSB:
Energetic Systems, Inc., LLC                                                LSB Industries, Inc.

By:    /s/ David Taylor                                                            By:   /s/ Tony M. Shelby
      David Taylor, Manager                                                             Tony M. Shelby, Vice President
SEMC:
Slurry Explosive Manufacturing
  Corporation, LLC
By:     /s/ David Taylor
        David Taylor, Manager

        ACCEPTANCE AND AGREEMENT OF SELLING PARTIES REPRESENTATIVE

        The undersigned, being the Selling Parties Representative designated in Section 12.15 of the foregoing Asset Purchase Agreement, agrees to serve as the Selling Parties Representative and to be bound by the terms of such Asset Purchase Agreement pertaining thereto.

Dated: December 27, 2002                                                               /s/ Tony M. Shelby
                                                                                                            Tony M. Shelby

EXHIBITS
TO
ASSET PURCHASE AGREEMENT

Exhibit 2.1                     Allocation of Assets Among the Buyers
Exhibit 2.2(n)                 Excluded Seller Contracts
Exhibit 2.2(o)                 Excluded Property and Assets
Exhibit 2.3                      Prepaid Lease Obligations
Exhibit 2.4(a)                Allocation of Responsibility for the Assumed Liabilities Among the Buyers
Exhibit 2.7(a)(i)             Bill of Sale
Exhibit 2.7(a)(ii)            Assignment and Assumption Agreement
Exhibit 2.7(a)(iv)           Assignment of Marks, Patents and Copyrights
Exhibit 2.7(a)(vi)           Noncompetition Agreements
Exhibit 2.7(a)(vii)          Escrow Agreement
Exhibit 2.7(a)(xi)            Transitional Services Agreement
Exhibit 2.7(a)(xii)           Use and License Agreement
Exhibit 2.8                       Inventory Adjustment Amount Calculation
Exhibit 2.9                      Accounts Receivable Adjustment Amount Calculation
Exhibit 7.3                      Material Consents
Exhibit 7.4(a)                  Legal Opinion - Sellers
Exhibit 7.7                      Assignment and Assumption of Lease Agreement
Exhibit 7.8                      Orica Noncompetition Agreement
Exhibit 7.11                     Key Employees
Exhibit 7.13                     Environmental Questionnaire
Exhibit 8.3                       Consents
Exhibit 8.4                       Legal Opinion - Buyers

DISCLOSURE LETTER
TO
ASSET PURCHASE AGREEMENT

Part 2.1(b)                     Tangible Personal Property
Part 2.1(k)                      Indemnification Rights Relating to Assets/Assumed Liabilities
Part 3.1                          Sellers' Jurisdiction of Incorporation/Qualification to Do Business
Part 3.2(b)                     Adverse Effects of Execution of Agreement by Sellers
Part 3.2(c)                     Required Notices and Consents
Part 3.6                          Description of Owned Real Property
Part 3.7                          Description of Leased Real Property
Part 3.8(a)                     Real Estate Encumbrances and Permitted Real Estate Encumbrances
Part 3.8(b)                     Non-Real Estate Encumbrances and Permitted Non-Real Estate Encumbrances
Part 3.9(a)                     Encroachments
Part 3.9(b)                     Tangible Personal Property Not in Possession of Sellers
Part 3.10                        Accounts Receivable as of Interim Balance Sheet Date
Part 3.15(a)                    Employee Plans
Part 3.16(a)                    Exceptions to Compliance with Legal Requirements
Part 3.16(b)                   Governmental Authorizations; Exceptions to Compliance
Part 3.17(a)                    Legal Proceedings
Part 3.17(b)                   Orders
Part 3.19(a)                    Seller Contracts
Part 3.19(c)                    Exceptions to Compliance with Seller Contracts
Part 3.20(a)                     Insurance Policies
Part 3.20(b)                    Self Insurance Arrangements
Part 3.21                         Exceptions to Representations on Environmental Matters
Part 3.21 (g)                   List of Environmental Reports, Studies, Analyses, Tests and Monitoring Data
Part 3.22(a)                    Employee Information
Part 3.23(b)                    Exceptions to Representations Concerning Labor Disputes
Part 3.24(d)                    Patents; Exceptions to Representations; Assignment of